Exhibit 99.1

This document is important and requires your immediate attention. If you are in doubt as to how to deal with it, you should consult your investment dealer, stock broker, bank manager, lawyer, accountant or other professional advisor. The Offer (as defined below) has not been approved or disapproved by any securities regulatory authority nor has any securities regulatory authority passed upon the fairness or merits of the Offer or upon the adequacy of the information contained in this document. Any representation to the contrary is unlawful.

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, and deposits will not be accepted from or on behalf of Shareholders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of that jurisdiction.

November 1, 2019

OFFER TO PURCHASE FOR CASH

Up to 4,000,000 of its Common Shares at a Purchase Price of $6.50 per Common Share

Medicure Inc. ("Medicure" or the "Company") invites its holders of common shares (the "Shareholders") to deposit outstanding common shares of the Company ("Common Shares") for purchase and cancellation by the Company at the purchase price of $6.50 per Common Share (the "Purchase Price"). The Company will purchase up to 4,000,000 Common Shares (or such greater number of Common Shares that the Company determines it will take up and pay for), or such fewer number of Common Shares as are properly tendered and not withdrawn prior to the Expiration Date (as hereinafter defined). The offer and all deposits of Common Shares are subject to the terms and conditions set forth in this Offer to Purchase and the Issuer Bid Circular (the "Circular", which together with the Offer to Purchase, constitute the "Offer").

This Offer expires at 5:00 p.m. (Eastern Standard Time) on December 19, 2019 or at such later time and date to which the Offer may be extended by Medicure (the "Expiration Date"). This Offer is not conditional upon any minimum number of Common Shares being deposited. The Offer is, however, subject to other conditions and Medicure reserves the right, subject to applicable laws, to withdraw the Offer and not take up and pay for any Common Shares deposited under the Offer if such conditions are not satisfied. See Section 5 of the Offer to Purchase, "Certain Conditions of the Offer".

Each Shareholder who has properly deposited Common Shares and who has not withdrawn such Common Shares will receive the Purchase Price, payable in cash (subject to applicable withholding taxes, if any), for all Common Shares purchased, on the terms and subject to the conditions of the Offer, including the provisions relating to pro-ration described herein. The Company will return all Common Shares not purchased under the Offer, including Common Shares not purchased as a result of pro-ration.

As of November 1, 2019, there were 14,804,013 Common Shares issued and outstanding, and accordingly, the Offer is for up to approximately 27.0% of the total number of issued and outstanding Common Shares. The Common Shares are listed and posted for trading on the TSX Venture Exchange (the "TSXV") under the symbol "MPH". On November 1, 2019, the last full trading day prior to the announcement by Medicure of the intention to commence the Offer, the closing price per Common Share on the TSXV was $3.22. The Purchase Price represents a 101.9% premium over the closing price of the Common Shares as of November 1, 2019.

Neither Medicure nor its board of directors (the "Directors", "Board" or "Board of Directors") makes any recommendation to any Shareholder as to whether to deposit or refrain from depositing Common Shares. Shareholders must make their own decisions as to whether to deposit Common Shares under the Offer. Shareholders should carefully consider the income tax consequences of depositing Common Shares pursuant to the Offer. See Section 18 of the Circular, "Certain Canadian Federal Income Tax Considerations to Holders of Common Shares".

Medicure has suspended purchases of its Common Shares pursuant to its current normal course issuer bid to purchase Common Shares through the facilities of the TSXV until after the Expiration Date or the date of termination of the Offer.

Shareholders wishing to deposit all or any portion of their Common Shares pursuant to the Offer must comply in all respects with the delivery procedures described herein. See Section 2 of the Offer to Purchase, "Manner and Time of Acceptance".

FORWARD-LOOKING STATEMENTS

Certain statements contained in this Offer and Circular are forward-looking statements, including future oriented financial information, with respect to Medicure, and are prospective. Often, but not always, forward-looking statements can be identified by the use of words such as "plans", "expects", "does not expect", "is expected", "budget", "estimates", "forecasts", "intends", "anticipates" or "does not anticipate", or "believes", or equivalents or variations, including negative variations, of such words and phrases, or state that certain actions, events or results, "may", "could", "would", "should", "might" or "will" be taken, occur or be achieved. These forward-looking statements include, but are not limited to, statements regarding: the trading price of the Common Shares not fully reflecting the value of the Company's business and future prospects; the Company continuing to have sufficient financial resources and working capital to conduct its ongoing business and operations and the Offer not being expected to preclude the Company from pursuing its foreseeable business opportunities or the future growth of the Company's business; the market for the Common Shares not being or becoming materially less liquid than the market that exists at the time of the making of the Offer; purchases of Common Shares by the Company in the future following the Expiration Date or termination of the Offer; and the payment of dividends. Forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. Such risks and uncertainties include, among others, general economic conditions, risks relating to real property ownership, access to debt and equity capital, additional and/or unexpected competition in the markets in which Medicure operates, unexpected operating costs, reliance on key personnel and actual future market conditions being different from those anticipated by management and the Board. Other risks and uncertainties include, environmental considerations, use of information technology and information systems, safety issues, concentration of the Company's customer base due to the types of industries established in certain markets in which Medicure operates, potential labour disruptions, changes in laws concerning employees and potential conflicts of interest. These, and other factors that would cause actual results to differ materially from any results discussed in forward-looking statements, are discussed in the Company's most recently filed Annual Report on Form 20-F dated December 31, 2018. Although the Company has attempted to identify important factors that could cause actual actions, events or results, or cause actions, events or results not to be estimated or intended, there can be no assurance that forward-looking statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Other than as required by applicable Canadian securities laws, the Company does not update or revise any such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events. Accordingly, readers should not place undue reliance on forward-looking statements.

NOTICE TO HOLDERS OF CONVERTIBLE SECURITIES

The Offer is made only for Common Shares and not made for any securities convertible into, exercisable to acquire or options to acquire Common Shares (each a "Convertible Security"). Any holder of a Convertible Security who wishes to accept the Offer should, to the extent permitted by the terms thereof, fully convert or exercise such Convertible Security in order to tender the resulting Common Shares in accordance with the terms and conditions of the Offer. Any such conversion or exercise must occur sufficiently in advance of the Expiration Date to assure holders of such Convertible Securities that they will have sufficient time to comply with the procedures for tendering Common Shares in the Offer. A conversion or exercise of a Convertible Security cannot be revoked even if the Common Shares received upon exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. Holders of Convertible Securities that exercise or convert and then tender the Shares received on such exercise or conversion, as applicable, pursuant to the Offer could suffer adverse tax consequences. The tax consequences of any such conversion or exercise are not described herein and holders of Convertible Securities are urged to seek tax advice from their own tax advisors having regard to their own particular circumstances.

INFORMATION FOR UNITED STATES SHAREHOLDERS ONLY

This transaction has not been approved or disapproved by any securities regulatory authority in Canada or the United States Securities and Exchange Commission or any state securities commission nor has any securities regulatory authority in Canada or the United States Securities and Exchange Commission or any state securities commission passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of this document. Any representation to the contrary is a criminal offence.

This Offer is made by Medicure, a Canadian issuer, for its own securities, and while the Offer and the Circular are subject to the disclosure requirements of the provinces of Canada, Shareholders should be aware that these disclosure requirements are different from those of the United States. Financial statements referenced herein have been prepared in accordance with International Financial Reporting Standards and are subject to the standards of the Public Company Accounting Oversight Board (United States), as well as Canadian auditing and auditor independence standards, and thus are not comparable in all respects to financial statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under the United States federal or state securities laws, as Medicure is located in Canada, and certain of its officers and directors are residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of U.S. federal or state securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment.

Shareholders should be aware that the acceptance of the Offer will have certain tax consequences under Canadian law which may differ considerably from the tax consequences that would otherwise generally apply on a sale of Common Shares in the open market, and may also have tax consequences (which are not discussed herein) under United States law. See Section 17 of the Circular, "Certain Canadian Federal Income Tax Considerations to Holders of Common Shares" for certain tax consequences under Canadian law. This Circular does not address any income or other tax consequences in jurisdictions outside of Canada. Accordingly, Shareholders should consult their own tax advisers with respect to their particular circumstances and tax considerations applicable to them.

You should be aware that Medicure or its affiliates may bid for or purchase securities otherwise than under the Offer such as in open market or privately negotiated purchases, subject to applicable securities laws. The Corporation has filed a copy of the Offer, the Circular and related documents with the United States Securities and Exchange Commission on the applicable Form.

CURRENCY

All dollar amounts set forth herein are expressed in Canadian dollars, except where otherwise indicated.

If you are a registered Shareholder, you will receive the Purchase Price per Common Share in Canadian dollars unless you exercise the right to elect in your Letter of Transmittal to receive the Purchase Price per Common Share in respect of your Common Shares in U.S. dollars.

If you are a non-registered Shareholder, you will receive the Purchase Price per Common Share in Canadian dollars unless you contact the intermediary in whose name your Common Shares are registered and request that the intermediary make an election on your behalf. If your intermediary does not make an election on your behalf, you will receive payment in Canadian dollars.

The exchange rate that will be used to convert payments from Canadian dollars into U.S. dollars will be the rate established by Computershare Trust Company of Canada, in its capacity as foreign exchange service provider to the Company, on the date the funds are converted, which rate will be based on the prevailing market rate on the date the funds are converted. The risk of any fluctuations in such rates, including risks relating to the particular date and time at which funds are converted, will be solely borne by the Shareholder. Computershare Trust Company of Canada will act as principal in such currency conversion transactions.

TABLE OF CONTENTS

OFFER TO PURCHASE		7

1.	The Offer	7

2.	Manner and Time of Acceptance	9

3.	Procedure for Depositing Common Shares	9

4.	Withdrawal Rights	12

5.	Certain Conditions of the Offer	12

6.	Extension and Variation of the Offer	14

7.	Taking Up and Payment for Deposited Common Shares	15

8.	Payment in the Event of Mail Service Interruption	16

9.	Return of Common Shares	16

10.	Liens and Distributions	16

11.	Notice	17

12.	Other Terms	17

ISSUER BID CIRCULAR		19

1.	Medicure Inc.	19

2.	Authorized Capital	19

3.	Purpose and Effect of the Offer and Valuation	20

4.	Number of Common Shares and Pro-ration	22

5.	Withdrawal Rights	23

6.	Acceptance for Payment and Payment for Common Shares	23

7.	Price Range of Common Shares	23

8.	Dividend Policy	24

9.	Previous Distributions and Purchases of Securities	24

10.	Interest of Directors and Officers — Ownership of the Common Shares of the Company	26

11.	Acceptance of Offer and Arrangements with Shareholders	27

12.	Commitments to Acquire Common Shares	27

13.	Benefits from the Offer and Effect on Interested Parties	28

14.	Material Changes in the Affairs of the Company	28

15.	Going Private Transaction	28

16.	Prior Valuations	28

17.	Certain Canadian Federal Income Tax Considerations to Holders of Common Shares	28

18.	Legal Matters and Regulatory Approvals	32

19.	Source of Funds	33

20.	Dealer Manager	33

21.	Depositary	33

22.	Fees and Expenses	33

23.	Statutory Rights	33

24.	Financial Statements	34

APPROVAL AND CERTIFICATE		35

CONSENT OF MCMILLAN LLP		36

CONSENT OF EVANS & EVANS, INC.		37

SCHEDULE "A"		38

OFFER TO PURCHASE

To the Holders of Common Shares of Medicure Inc.

1.                   The Offer

Medicure Inc. ("Medicure" or the "Company") invites its holders of common shares (the "Shareholders") to deposit outstanding common shares of the Company ("Common Shares") for purchase and cancellation by the Company at the purchase price of $6.50 per Common Share (the "Purchase Price"). The Company will purchase up to 4,000,000 Common Shares (or such greater number of Common Shares that the Company determines it is willing to take up and pay for), or such fewer number of Common Shares as are properly tendered and not withdrawn prior to the Expiration Date (as hereinafter defined) on the terms and subject to the conditions set forth in this Offer to Purchase and the Issuer Bid Circular (the "Circular", which together with the Offer to Purchase constitute the "Offer").

The Purchase Price will be denominated in Canadian dollars and payments of amounts owing to a depositing Shareholder will be made in Canadian dollars, unless the Shareholder elects as provided in the Letter of Transmittal to receive the Purchase Price per Common Share in U.S. dollars. All dollar amounts set forth herein are expressed in Canadian dollars, except where otherwise indicated.

The Offer will expire at 5:00 p.m. (Eastern Standard Time) on December 19, 2019 or at such later time and date to which the Offer may be extended by Medicure (the "Expiration Date").

THE OFFER IS NOT CONDITIONAL UPON ANY MINIMUM NUMBER OF COMMON SHARES BEING DEPOSITED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 5 OF THIS OFFER TO PURCHASE.

Valuation. In accordance with Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions (“MI 61-101”), Evans & Evans, Inc. the (“Valuator”) was retained by the Board to provide a formal valuation (the “Valuation”) with respect to the fair market value of the issued and outstanding Common Shares. The Valuation contains the Valuator's opinion that, based on the scope of its review and subject to the assumptions, restrictions and limitations provided therein, as of September 30, 2019, the fair market value per Common Share is $5.77 to $6.44 per Common Share.

The full text of the written opinion of the Valuator, set out in the Valuation, which sets forth, among other things, assumptions made, procedures followed, matters considered, qualifications and exceptions, and limitations of the review undertaken in rendering the opinion, is attached as Schedule A to the Circular. Shareholders are urged to read the Valuation carefully and in its entirety.

The opinion of the Valuator is directed to the Board of Directors and addresses only the matters set out therein and is not a recommendation as to how the Board of Directors, any Shareholder or any other person or entity should act with respect to any matters relating to the Offer. Further, the Valuator's opinion does not in any manner address Medicure’s underlying business decision to pursue the Offer or the relative merits of the Offer.

The following is a summary of the material analyses performed by the Valuator in connection with rendering its opinion. The Valuator noted that the basis and methodology for the Valuation have been designed specifically for this purpose and may not translate to any other purposes. While this summary describes the analyses and factors that the Valuator deemed material in its presentation and opinion to the Board of Directors, it does not purport to be a comprehensive description of all analyses and factors considered by the Valuator. The Valuation is based on the comprehensive consideration of the various analyses performed. This summary is qualified in its entirety by reference to the full text of the Valuation.

Scope of Review. In preparing the Valuation, the Valuator carried out the work described in the Valuation. The Valuator interviewed management of Medicure and undertook various procedures including, but not limited to, a review of: Medicure's audited financial statements for the preceding two years; Medicure's management-prepared balance sheet as of August 31, 2019; Medicure's most recent management prepared interim financial statements; the Form 20-F and audited financial statements for the year ended December 31, 2018; Medicure's share capital information and corporate records; as well as public and non-public information relating to the business, operations, financial performance, expenses and forecasts of Medicure. The Valuator also reviewed financial and trading data on comparable public companies. The Valuator was given access to various books and records of Medicure, management of Medicure and its advisors and, to its knowledge, the Valuator was not denied access by Medicure to any type of requested information that might be considered material to the Valuation.

General Assumptions, Qualifications and Limitation. The Valuator relied on the information, materials and representations provided by Medicure and has assumed that the information contained in the Valuation is accurate, correct and complete, and that there is no material omission of information that would affect the conclusions of the Valuation.

The Valuation was rendered on the basis of securities markets, economic, financial and general business conditions prevailing as at the date of the Valuation and the condition and prospects, financial or otherwise of Medicure as reflected in the information provided to the Valuator and as they were represented to the Valuator in discussions with management of Medicure. In its analysis and in preparing the Valuation, the Valuator made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which were beyond the control of the Valuator or any party involved with the Offer.

The Valuator believes that the Valuation must be considered as a whole and that selecting portions of the analysis or the factors considered by it, without considering all factors and analysis together could create a misleading view of the process underlying the Valuation. The preparation of a valuation is a complex process and is not necessarily susceptible to partial analysis or summary description.

Determination of Fair Market Value. For the purposes of the Valuation, the Valuator has taken the "fair market value" to mean the monetary consideration that, in an open and unrestricted market, a prudent and informed buyer would pay to a prudent and informed seller, each acting at arm's length with the other and under no compulsion to act. The Valuation provides a conclusion on a per Common Share basis with respect to Medicure's "en bloc" value, being the price at which all of the Common Shares could be sold to one or more buyers at the same time.

As Medicure's business was conducting operations as at September 30, 2019 and had every reasonable expectation of doing so for the foreseeable future after that date, the Valuator determined that a going concern valuation approach was appropriate in preparing the Valuation.

Valuation Methodology. The Income/Cash Flow Approach is a general way of determining a value indication of a business (or its underlying assets), using one or more methods where a value is determined by capitalizing or discounting anticipated future benefits. This approach contemplates the continuation of the operations, as if the business is a "going concern".

The Market Approach to valuation is a general way of determining a value indication of a business or an equity interest therein using one or more methods that compare the subject entity to similar businesses, business ownership interests and securities (investments) that have been sold.

The Cost Approach is based upon the economic principle of substitution. This basic economic principle asserts that an informed, prudent purchaser will pay no more for an asset than the cost to obtain an opportunity of equal utility (that is, either purchase or construct a similar asset).

The Asset-based Approach is adopted where either: (a) liquidation is contemplated because the business is not viable as an ongoing operation; (b) the nature of the business is such that asset values constitute the prime determinant of corporate worth (e.g. vacant land, a portfolio of real estate, marketable securities, or investment holding company, etc.); or (c) there are no indicated earnings / cash flows to be capitalized.

A combination of the above approaches may be necessary to consider the various elements that are often found within specialized companies and/or are associated with various forms of intellectual property.

Valuation Conclusion. Based on the scope of its review and subject to the assumptions, restrictions, limitations and qualifications contained in the Valuation, the Valuator has concluded that in its opinion, the fair market value of the Common Shares as at September 30, 2019 is in the range of $5.77 to $6.44 per Common Share.

2.                   Manner and Time of Acceptance

All Shareholders who have, prior to the Expiration Date, properly deposited and not withdrawn their Common Shares will receive in cash the Purchase Price (subject to applicable withholding taxes, if any) for all Common Shares purchased, on the terms and subject to the conditions of the Offer, including the provisions relating to pro-ration described herein.

If the number of Common Shares properly deposited by the Expiration Date and not withdrawn is in the aggregate less than or equal to 4,000,000, the Company, on the terms and subject to the conditions of the Offer, will purchase all deposited Common Shares at the Purchase Price. If the number of Common Shares properly deposited by the Expiration Date and not withdrawn exceeds in the aggregate 4,000,000 (or such greater number of Common Shares that the Company determines it is willing to take up and pay for), the Company will take-up and pay for the Common Shares at the Purchase Price on a pro-rata basis according to the number of Common Shares deposited (or deemed to be deposited) from Shareholders (with adjustments to avoid the purchase of fractional Common Shares). Medicure's determination as to pro-ration shall be final and binding on all parties. Medicure will return all Common Shares not purchased under the Offer, including Common Shares not purchased because of pro-ration.

Prior to the Expiration Date, all factual information regarding the number of Common Shares tendered will be kept confidential, and Computershare Trust Company of Canada (the "Depositary") will be directed by the Company to maintain such confidentiality.

3.                   Procedure for Depositing Common Shares

Proper Deposit of Common Shares. To deposit Common Shares pursuant to the Offer, (i) the certificates or direct registration statement (“DRS”) advice for all deposited Common Shares in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or a manually executed photocopy thereof) relating to such Common Shares with signatures that are guaranteed if so required in accordance with the Letter of Transmittal, and any other documents required by the Letter of Transmittal must be received by the Depositary at one of the addresses listed in the Letter of Transmittal by the Expiration Date, (ii) the guaranteed delivery procedure described below must be followed, or (iii) such Common Shares must be transferred pursuant to the procedures for book-entry transfer described below (and a confirmation of such tender must be received by the Depositary, including an Agent's Message if the tendering Shareholder has not delivered a Letter of Transmittal). The term "Agent's Message" means a message, transmitted by DTC (as defined below) to and received by the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by the Letter of Transmittal and that the Company may enforce such Letter of Transmittal against such participant.

If a Shareholder desires to deposit Common Shares in separate lots, such Shareholder must complete a separate Letter of Transmittal (and, if applicable, a Notice of Guaranteed Delivery) for each lot.

Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if (i) the Letter of Transmittal is signed by the registered holder of the Common Shares exactly as the name of the registered holder appears on the Common Share certificate deposited therewith, and payment is to be made directly to such registered holder, or (ii) Common Shares are deposited for the account of a Canadian Schedule I chartered bank, a commercial bank or trust company in the United States, a member of the Securities Transfer Agent Medallion Program (STAMP), a member of the Stock Exchanges Medallion Program (SEMP) or a member of the New York Stock Exchange Inc. Medallion Signature Program (MSP) (each such entity, an "Eligible Institution"). Members of these programs are usually members of a recognized stock exchange in Canada and/or the United States, members of the Investment Industry Regulatory Organization of Canada (IIROC), members of the Financial Industry Regulatory Authority (FINRA) or banks and trust companies in the United States. In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 in the Letter of Transmittal. If a certificate or DRS advice representing Common Shares is registered in the name of a person other than the signatory to a Letter of Transmittal, or if payment is to be made, or certificates or a DRS advice representing Common Shares not purchased or deposited are to be issued, to a person other than the registered holder, the certificate must be endorsed or accompanied by an appropriate stock power, in either case, signed exactly as the name of the registered holder appears on the certificate with the signature on the certificate or stock power signature guaranteed by an Eligible Institution.

A Shareholder who wishes to deposit Common Shares under the Offer and who holds Common Shares through an investment dealer, stock broker, bank, trust company or other nominee should immediately contact such nominee in order to take the necessary steps to be able to deposit such Common Shares under the Offer. Participants of CDS Clearing and Depository Services Inc. ("CDS") and Depository Trust Company ("DTC") should contact CDS or DTC with respect to the deposit of Common Shares under the terms of the Offer.

Book-Based Transfer Procedures. Shareholders in Canada may also accept the Offer by following the procedures for book-based transfer, provided that a confirmation of the book-based transfer of such Common Shares through CDS online tendering system into the Depositary's account at CDS is received by the Depositary at its office in Toronto, Ontario prior to the Expiration Date. The Depositary has established an account at CDS for the purpose of the Offer. Any financial institution that is a participant in CDS may cause CDS to make a book-based transfer of holders' Common Shares into the Depositary's account in accordance with CDS procedures for such transfer. Delivery of Common Shares through using the CDS book-based transfer system will constitute a valid tender under the Offer.

Shareholders, through their respective CDS participants, who utilize the CDSX on line system to accept the Offer through a book-based transfer of their holdings into the Depositary's account with CDS are deemed to have completed the Letter of Transmittal and therefore such instructions received by the Depositary are considered as a valid tender in accordance with the terms of the Offer.

The Depositary may establish an account with respect to the Common Shares at DTC for purposes of the Offer. Any financial institution that is a participant in DTC may make book-entry delivery of the Common Shares by causing DTC to transfer such Common Shares into the Depositary's account in accordance with DTC's procedures for such transfer.

Although delivery of the Common Shares may be effected under the Offer through book-entry transfer into the Depositary's account at DTC, the Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees, or (in the case of a book-entry transfer) an Agent's Message in lieu of the Letter of Transmittal and any other required documents, must, in any case, be transmitted to and received by the Depositary at one or more of its addresses set forth on the last page of this Offer to Purchase on or prior to the Expiration Date in connection with the tender of such Common Shares. Delivery of documents to DTC does not constitute delivery to the Depositary.

Holders who are tendering by book-entry transfer to the Depositary's account at DTC may execute their tender through DTC's Automated Tender Offer Program ("ATOP") by transmitting their acceptance to DTC in accordance with DTC's ATOP procedures; DTC will then verify the acceptance, execute a book-entry delivery to the Depositary's account at DTC and send an Agent's Message to the Depositary. Delivery of the Agent's Message by DTC will satisfy the terms of the Offer in lieu of execution and delivery of a Letter of Transmittal by the participant identified in the Agent's Message. Accordingly, the Letter of Transmittal need not be completed by a Holder tendering through ATOP.

Method of Delivery. The method of delivery of certificates or DRS advice representing Common Shares and all other required documents is at the option and risk of the depositing Shareholder. If certificates or DRS advice representing Common Shares are to be sent by mail or registered mail, ensuring the package is properly insured, it is recommended and it is suggested that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Depositary on or prior to such date. Delivery of a Common Share certificate representing Common Shares will only be made upon actual receipt of such Common Share certificate representing Common Shares by the Depositary.

Guaranteed Delivery. If a Shareholder wishes to deposit Common Shares pursuant to the Offer and cannot deliver certificates for such Common Shares or time will not permit all required documents to reach the Depositary by the Expiration Date, such Common Shares may nevertheless be deposited if all of the following conditions are met:

(a) such deposit is made by or through an Eligible Institution;

(b) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company through the Depositary is received by the Depositary, at its Toronto office listed in the Notice of Guaranteed Delivery, by the Expiration Date; and

(c) the Common Share certificates for all deposited Common Shares in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or a manually executed photocopy thereof) or Agent's Message in lieu thereof relating to such Common Shares, with signatures that are guaranteed, if so required, in accordance with the Letter of Transmittal, and any other documents required by the Letter of Transmittal, are received by the Toronto office of the Depositary, before 5:00 p.m. (Eastern Standard Time) on or before the second trading day on the TSX Venture Exchange ("TSXV") after the Expiration Date.

The Notice of Guaranteed Delivery may be hand delivered, couriered, mailed or transmitted by e-mail transmission to the Toronto office of the Depositary listed in the Notice of Guaranteed Delivery, and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

Notwithstanding any other provision hereof, payment for Common Shares deposited and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates or DRS advice for such Common Shares, a properly completed and duly executed Letter of Transmittal (or a manually executed photocopy thereof) relating to such Common Shares with signatures that are guaranteed, if so required, and any other documents required by the Letter of Transmittal.

The tender information specified in a Notice of Guaranteed Delivery by a person completing such Notice of Guaranteed Delivery will, in all circumstances, take precedence over the tender information that is specified in the related Letter of Transmittal that is subsequently deposited.

Determination of Validity, Rejection and Notice of Defect. All questions as to the number of Common Shares to be accepted, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any deposit of Common Shares will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. Medicure reserves the absolute right to reject any deposits of Common Shares determined by it not to be in proper form or completed in accordance with the instructions herein and in the Letter of Transmittal or the acceptance for payment of or payment for which may, in the opinion of the Company's counsel, be unlawful. Medicure also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the deposit of any particular Common Shares and Medicure's interpretation of the terms of the Offer (including these instructions) will be final and binding on all parties. No individual deposit of Common Shares will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with deposits must be cured within such time as Medicure shall determine. None of Medicure, the Depositary nor any other person is or will be obligated to give notice of defects or irregularities in deposits, nor shall any of them incur any liability for failure to give any such notice. The Company's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Notice of Guaranteed Delivery) will be final and binding.

Under no circumstances will interest be paid by the Company by reason of any delay in making payment to any person using the guaranteed delivery procedures, including without limitation any delay arising because the Common Shares to be delivered pursuant to the guaranteed delivery procedures are not so delivered to the Depositary, and therefore payment by the Depositary on account of such Common Shares is not made, until after the date the payment for the deposited Common Shares accepted for payment pursuant to the Offer is to be made by the Company.

Formation of Agreement. The proper deposit of Common Shares pursuant to any one of the procedures described above will constitute a binding agreement between the depositing Shareholder and the Company, effective as of the Expiration Date, upon the terms and subject to the conditions of the Offer.

4.                   Withdrawal Rights

Deposits of Common Shares pursuant to the Offer will be irrevocable, except as otherwise provided in this Section 4. Common Shares deposited pursuant to the Offer may be withdrawn by the Shareholder (i) at any time prior to the Expiration Date, (ii) at any time if the Common Shares have not been taken up by the Company before actual receipt by the Depositary of a notice of withdrawal in respect of such Common Shares, or (iii) within three business days of being taken up, if the Common Shares have been taken up but not paid for by the Company. Participants of CDS should contact CDS with respect to the withdrawal of Common Shares under the Offer.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding. Neither the Company nor the Depositary nor any other person shall be obligated to give any notice of any defects or irregularities in any notice of withdrawal and none of them shall incur any liability for failure to give any such notice.

Any Common Shares properly withdrawn will thereafter be deemed not deposited for purposes of the Offer. However, withdrawn Common Shares may be redeposited prior to the Expiration Date by again following the procedures described in Section 3 of this Offer to Purchase, "Procedure for Depositing Common Shares".

If the Company extends the period during which the Offer is open, is delayed in its purchase of Common Shares or is unable to purchase Common Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, subject to applicable law, retain on behalf of the Company all deposited Common Shares, and such Common Shares may not be withdrawn except to the extent that depositing Shareholders are entitled to withdrawal rights as described in this Section 4.

5.                   Certain Conditions of the Offer

Notwithstanding any other provision of the Offer, the Company shall not be required to accept for purchase, to purchase or to pay for any Common Shares deposited, and may terminate or cancel the Offer or may postpone the payment for Common Shares deposited, unless, in the Company's sole judgment, in any such case and regardless of the circumstances, all of the following conditions have been satisfied or waived on or prior to the Expiration Date:

(a) there shall not have been threatened, taken or pending any action or proceeding by any government or governmental authority or regulatory or administrative agency in any jurisdiction, or by any other person in any jurisdiction, before any court or governmental authority or regulatory or administrative agency in any jurisdiction:

(i) challenging or seeking to cease trade, make illegal, delay or otherwise directly or indirectly restrain or prohibit the making of the Offer, the acceptance for payment of some or all of the Common Shares by the Company or otherwise directly or indirectly relating in any manner to or affecting the Offer; or

(ii) seeking material damages or that otherwise, in the sole judgment of the Company, has or may have an adverse effect on the Common Shares or the business, income, assets, liabilities, condition (financial or otherwise), properties, operations, results of operations or prospects of the Company and its subsidiaries taken as a whole or has impaired or may materially impair the contemplated benefits of the Offer to the Company;

(b) there shall not have been any action or proceeding threatened, pending or taken or approval withheld or any statute, rule, regulation, stay, decree, judgment or order or injunction proposed, sought, enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer or the Company or any of its subsidiaries or affiliates by any court, government or governmental authority or regulatory or administrative agency in any jurisdiction that in the sole judgment of the Company, might directly or indirectly result in any of the consequences referred to in clauses (i) or (ii) of paragraph (a) above or, in the sole judgment of the Company, would or might prohibit, prevent, restrict or delay consummation of or materially impair the contemplated benefits of the Offer to the Company;

(c) there shall not have occurred:

(i) any general suspension of trading in, or limitation on prices for, securities on any securities exchange or in the over-the-counter market in Canada or the United States;

(ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in Canada, the United States, or any other region where the Company maintains significant business activities, whether or not mandatory;

(iii) a natural disaster or the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving Canada or the United States or any other region where the Company maintains significant business activities;

(iv) any limitation by any government or governmental authority or regulatory or administrative agency or any other event that, in the sole judgment of the Company, might affect the extension of credit by banks or other lending institutions;

(v) any change in the general political, market, economic or financial conditions that has or may have an effect on the Company's business, operations or prospects or the trading in the Common Shares; or

(vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

(d) there shall not have occurred any change or changes (or any development involving any prospective change or changes) in the business, assets, liabilities, properties, condition (financial, legal, environmental or otherwise), operations, results of operations or prospects of the Company or its subsidiaries or affiliates that, in the sole judgment of the Company, has, have or may have material significance with respect to the Company and its subsidiaries or affiliates taken as a whole;

(e) the Valuator shall not have withdrawn or amended the Valuation;

(f) there shall not have been proposed, announced or made by any individual or entity, any take-over bid or tender or exchange offer with respect to some or all of the securities of the Company, or any merger, business combination or acquisition proposal, disposition of assets, or other similar transaction with or involving the Company or any of its affiliates, other than the Offer;

(g) the Company shall not have determined, in its sole judgment, acting reasonably, that it would be subject to tax under Part VI.1 of the Income Tax Act (Canada), as amended, supplemented or replaced from time to time, (the "Tax Act") in connection with the Offer;

(h) the Company shall not have determined, in its sole judgment, that the Offer or the take-up and payment for any or all of the Common Shares by the Company is illegal or not in compliance with applicable law, or that necessary exemptions or approvals under applicable securities legislation are not available to the Company for the Offer and, if required under any such legislation, the Company shall not have received the necessary exemptions from or waivers of the appropriate courts or applicable securities regulatory authorities in respect of the Offer; and

(i) no change shall have occurred or been proposed to the Tax Act or to the publicly available administrative policies or assessing practices of the Canada Revenue Agency (the "CRA") that, in the sole judgment of the Company, is detrimental to Medicure, its subsidiaries or affiliates or a Shareholder or with respect to making the Offer or taking up and paying for the Common Shares pursuant to the Offer.

The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company in its sole discretion regardless of the circumstances (including any action or inaction by the Company) giving rise to any such conditions, or may be waived by the Company, in its sole discretion, in whole or in part at any time. The failure by the Company at any time to exercise its rights under any of the foregoing conditions shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time or from time to time. Any determination by the Company concerning the events described in this Section 5 shall be final and binding on all parties.

Any waiver of a condition or the withdrawal of the Offer by the Company shall be deemed to be effective on the date on which notice of such waiver or withdrawal by the Company is delivered or otherwise communicated to the Depositary. The Company, after giving notice to the Depositary of any waiver of a condition or the withdrawal of the Offer, shall immediately make a public announcement of such waiver or withdrawal and provide or cause to be provided notice of such waiver or withdrawal to the TSXV and the applicable Canadian securities regulatory authorities. If the Offer is withdrawn, the Company shall not be obligated to take up, accept for purchase or pay for any Common Shares deposited under the Offer.

6.                   Extension and Variation of the Offer

Subject to applicable law, the Company expressly reserves the right, in its sole discretion, and regardless of whether or not any of the conditions specified in Section 5 of this Offer to Purchase shall have occurred, at any time or from time to time, to extend the period of time during which the Offer is open or to vary the terms and conditions of the Offer by giving written notice, or oral notice to be confirmed in writing, of extension or variation to the Depositary and by causing the Depositary to provide to all Shareholders, where required by law, as soon as practicable thereafter, a copy of the notice in the manner set forth in Section 11 of this Offer to Purchase. Promptly after giving notice of an extension or variation to the Depositary, the Company will make a public announcement of the extension or variation and provide or cause to be provided notice of such extension or variation to the TSXV and the applicable Canadian securities regulatory authorities. Any notice of extension or variation will be deemed to have been given and be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto, Ontario.

Where the terms of the Offer are varied (other than a variation consisting solely of the waiver of a condition of the Offer or a variation consisting solely of an increase in the consideration offered under the Offer where the Expiration Date is not extended for a period of greater than 10 days), the period during which Common Shares may be deposited pursuant to the Offer shall not expire before 10 days after the notice of variation has been given to Shareholders unless otherwise permitted by applicable law. During any such extension or in the event of any variation, all Common Shares previously deposited and not taken up or withdrawn will remain subject to the Offer and may be accepted for purchase by the Company in accordance with the terms of the Offer, subject to Section 7 of this Offer to Purchase. An extension of the Expiration Date or a variation of the Offer does not constitute a waiver by the Company of its rights in Section 5 of this Offer to Purchase.

Notwithstanding the foregoing, the Offer may not be extended by the Company if all the terms and conditions of the Offer have been complied with (except those waived by the Company), unless the Company first takes up and pays for all Common Shares properly deposited under the Offer and not withdrawn.

The Company also expressly reserves the right, in its sole discretion (i) to terminate the Offer and not take up and pay for any Common Shares not theretofore taken up and paid for upon the occurrence of any of the conditions specified in Section 5 of this Offer to Purchase, and/or (ii) at any time or from time to time to amend the Offer in any respect, including increasing or decreasing the maximum number of Common Shares the Company may purchase pursuant to the Offer.

Any such extension, delay, termination or amendment will be followed as promptly as practicable by a public announcement. Without limiting the manner in which the Company may choose to make any public announcement, except as provided by applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through its usual news wire service, Canada Newswire.

If the Company makes a material change in the terms of the Offer or the information concerning the Offer, the Company will extend the time during which the Offer is open to the extent required under applicable Canadian securities legislation.

7.                   Taking Up and Payment for Deposited Common Shares

Upon the terms and provisions of the Offer (including pro-ration) and subject to and in accordance with applicable securities laws, the Company will take up and pay for Common Shares properly deposited under the Offer in accordance with the terms thereof as soon as practicable after the Expiration Date (the "Payment Date"), but in any event not later than 10 days after the Expiration Date, provided that the conditions of the Offer (as the same may be amended) have been satisfied or waived.

For the purposes of the Offer, the Company will be deemed to have taken up and accepted for payment that number of Common Shares up to 4,000,000 Common Shares (or such greater number of Common Shares that the Company determines it is willing to take up and pay for) that are properly deposited under the Offer and not withdrawn if, as and when the Company gives written notice or other communication confirmed in writing to the Depositary to that effect.

The Company reserves the right, in its sole discretion, to delay taking up or paying for any Common Shares or to terminate the Offer and not take up or pay for any Common Shares if any condition specified in Section 5 of this Offer to Purchase is not satisfied or waived, by giving written notice thereof or other communication confirmed in writing to the Depositary. The Company also reserves the right, in its sole discretion and notwithstanding any other condition of the Offer, to delay taking up and paying for Common Shares in order to comply, in whole or in part, with any applicable law.

In the event of pro-ration of Common Shares deposited pursuant to the Offer, the Company will determine the pro-ration factor and pay for those deposited Common Shares accepted for payment as soon as practicable after the Expiration Date. However, the Company does not expect to be able to announce the final results of any such pro-ration until approximately three business days after the Expiration Date.

The Company will pay for Common Shares taken up under the Offer by providing the Depositary with sufficient funds (by bank transfer or other means satisfactory to the Depositary) for transmittal to depositing Shareholders. Under no circumstances will interest accrue or be paid by the Company or the Depositary on the Purchase Price of the Common Shares purchased by the Company, regardless of any delay in making such payment.

Depositing Shareholders will not be obligated to pay brokerage fees or commissions to the Company or the Depositary. However, Shareholders are cautioned to consult with their own brokers or other intermediaries to determine whether any fees or commissions are payable to their brokers or other intermediaries in connection with a deposit of Common Shares pursuant to the Offer. Medicure will pay all fees and expenses of the Depositary in connection with the Offer.

The Depositary will act as agent of persons who have properly deposited Common Shares in acceptance of the Offer and have not withdrawn them, for the purposes of receiving payment from the Company and transmitting payment to such persons. Receipt by the Depositary from Medicure of payment for such Common Shares will be deemed to constitute receipt of payment by persons depositing Common Shares.

8.                   Payment in the Event of Mail Service Interruption

Notwithstanding the provisions of the Offer, cheques in payment for Common Shares purchased under the Offer and certificates or DRS advice for any Common Shares to be returned will not be mailed if the Company determines that delivery by mail may be delayed. Persons entitled to cheques or certificates or DRS advice that are not mailed for this reason may take delivery at the office of the Depositary at which the deposited certificates or DRS advice for the Common Shares were delivered until the Company has determined that delivery by mail will no longer be delayed. Medicure will provide notice, in accordance with Section 11 of this Offer to Purchase entitled "Notice", of any determination not to mail under this Section as soon as reasonably practicable after such determination is made.

9.                   Return of Common Shares

If any deposited Common Shares are not taken up and paid for by the Company under the Offer for any reason whatsoever, or if certificates or DRS advice are submitted by a Shareholder for more Common Shares than are deposited, certificates or DRS advice for Common Shares not deposited will be returned at the Company's expense by either sending new certificates or DRS advice representing Common Shares not purchased or returning the deposited certificates or DRS advice (and other relevant documents). The certificates or DRS advice and other relevant documents will be forwarded by first-class insured mail in the name of and to the address of the depositing Shareholder specified in the Letter of Transmittal or, if no such name or address is so specified, then in such name and to such address of such Shareholder as shown on the registers maintained by Computershare Investor Services Inc., as soon as practicable following the Expiration Date or withdrawal or termination of the Offer.

10.                Liens and Distributions

Common Shares acquired pursuant to the Offer shall be acquired by the Company free and clear of all liens, charges, hypothecs, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom, provided that any distributions that may be made on or in respect of such Common Shares to Shareholders of record on or prior to the date upon which the Common Shares are taken up and paid for under the Offer shall be for the account of such Shareholders. Each Shareholder of record on that date will be entitled to receive that distribution, whether or not such Shareholder deposits Common Shares pursuant to the Offer.

Common Shares taken up and paid for by the Company will be promptly cancelled as provided under applicable law. Each depositing Shareholder will be bound by a representation and warranty that such Shareholder has full power and authority to deposit, sell, assign and transfer the deposited Common Shares deposited and any and all dividends, distributions, payments, securities, rights, assets or other interests which may be declared, paid, issued, distributed, made or transferred on or in respect of the deposited Common Shares with a record date on or after the date that the Company takes up and accepts for purchase the deposited Common Shares and that, if the deposited Common Shares are taken up and accepted for purchase by the Company, the Company will acquire good, marketable and unencumbered title thereto, free and clear of all liens, charges, hypothecs, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom.

All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering Shareholder and shall not be affected by, and shall survive, the death or incapacity of such tendering Shareholder.

11.                Notice

Without limiting any other lawful means of giving notice, any notice to be given by the Company or the Depositary under the Offer will be deemed to have been properly given if it is mailed by first-class mail, postage prepaid, to the registered holders of Common Shares at their respective addresses as shown on the Common Share registers maintained in respect of the Common Shares and will be deemed to have been received on the first business day following the date of mailing. These provisions apply despite (i) any accidental omission to give notice to any one or more Shareholders, and (ii) an interruption of mail service in Canada or the United States following mailing. In the event of an interruption of mail service following mailing, the Company will use reasonable efforts to disseminate the notice by other means, such as publication. If post offices in Canada or the United States are not open for deposit of mail, or there is reason to believe there is or could be a disruption in all or any part of the postal service, any notice which the Company or the Depositary may give or cause to be given under the Offer will be deemed to have been properly given and to have been received by Shareholders if it is issued by way of a news release and if it is published once in the National Post or The Globe and Mail.

12.                Other Terms

No broker, dealer or other person has been authorized to give any information or to make any representation on behalf of the Company other than as contained in the Offer, and, if any such information or representation is given or made, it must not be relied upon as having been authorized by the Company.

It is a term of the Offer that for the purposes of subsection 191(4) of the Tax Act the "specified amount" in respect of each Common Share shall be $6.50, being an amount equal to the Purchase Price.

Shareholders should carefully consider the income tax consequences of accepting the Offer. See Section 17 of the Circular, "Certain Canadian Federal Income Tax Considerations to Holders of Common Shares". Shareholders should consult their own tax advisers with respect to the tax considerations applicable to them in their own particular circumstances.

The Offer and all contracts resulting from the acceptance thereof shall be governed by and construed in accordance with the laws of the Province of Manitoba and the laws of Canada applicable therein.

Medicure, in its sole discretion, shall be entitled to make a final and binding determination of all questions relating to the interpretation of the Offer, the validity of any acceptance of the Offer and the validity of any withdrawals of Common Shares. The Offer is not being made to, and deposits of Common Shares will not be accepted from or on behalf of Shareholders residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Medicure may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to Shareholders in any such jurisdiction.

Neither the Company nor its Board of Directors makes any recommendation to any Shareholder as to whether to deposit or refrain from depositing Common Shares pursuant to the Offer. Each Shareholder must make a decision as to whether to deposit Common Shares and, if so, how many Common Shares to deposit.

The accompanying Circular, together with this Offer to Purchase, constitutes the issuer bid circular required under Canadian securities legislation with respect to the Offer.

The Circular contains additional information relating to the Offer.

DATED this 1st day of November, 2019, at Winnipeg, Manitoba.

MEDICURE INC.

By: (Signed) "Albert D. Friesen"

Dr. Albert D. Friesen

Chairman

ISSUER BID CIRCULAR

This Circular is being furnished in connection with the offer by Medicure to purchase up to 4,000,000 of its Common Shares (or such greater number of Common Shares that the Company determines it is willing to take up and pay for) at a Purchase Price of $6.50 per Common Share. Terms defined in the Offer to Purchase and not otherwise defined herein have the same meaning in this Circular. The terms and conditions of the Offer to Purchase are incorporated into and form part of this Circular. Reference is made to the Offer to Purchase for details of its terms and conditions.

1.                   Medicure Inc.

On December 22, 1999, the Company was formed by the amalgamation of Medicure Inc. with Lariat Capital Inc. pursuant to the provisions of the Business Corporations Act (Alberta). The Company was continued from Alberta to the federal jurisdiction by Certificate of Continuance issued pursuant to the provisions of the Canada Business Corporations Act on February 23, 2000. The Company’s current legal and commercial name is Medicure Inc. and its current registered office and head office is 2-1250 Waverley Street, Winnipeg, Manitoba, Canada, R3T 6C6.

Medicure is a pharmaceutical company focused on the development and commercialization of therapies for the United States cardiovascular market. The Company’s present focus is the sale and marketing of its cardiovascular products, AGGRASTAT®, ZYPITAMAGTM, the ReDS™ medical device and Sodium Nitroprusside. The products are distributed in the United States and its territories through the Company’s U.S. subsidiary, Medicure Pharma, Inc.

The Company’s research and development program is focused on making selective research and development investments in certain additional acute cardiovascular generic and reformulation product opportunities, as well as continuing the development and implementation of its regulatory, brand and life cycle management strategy for AGGRASTAT®. The Company is also continuing to explore neurological treatment applications of its legacy product MC-1 (TARDOXALTM). The Company is actively seeking to acquire, license and/or enter into marketing partnerships for additional products.

The increased sales of AGGRASTAT® experienced over recent years and the staged acquisition and subsequent sale of the Apicore business completed in 2016 and 2017 have dramatically improved the Company’s financial position compared to previous years. The Company has historically financed its operations principally through the net revenue received from the sale of AGGRASTAT®, the sale of its equity securities, the issuance and subsequent exercises of warrants and stock options, interest on excess funds held, and the issuance of debt. As announced on October 3, 2017, the Company sold the Apicore business for net proceeds to Medicure of approximately US$105 million, as well as additional contingent payments. These funds generated from the sale of Apicore were partially used to repay the Company’s long-term debt and the remaining funds are being used to finance the Company’s operations, development, future growth and to fund the purchase price for Common Shares purchased under the Offer.

Medicure is subject to the continuous disclosure requirements of applicable Canadian provincial securities legislation, and in accordance therewith files reports and other information with Canadian provincial securities regulators. Shareholders may access documents filed with Canadian provincial securities regulators through the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.

2.                   Authorized Capital

The Company is authorized to issue an unlimited number of Common Shares. As at November 1, 2019 there were 14,804,013 Common Shares issued and outstanding.

Common Shares

The holder of a Common Share is entitled to one vote for each Common Share held at all meetings of the Shareholders other than meetings at which only the holders of another class or series of shares are entitled to vote separately as a class or series. Subject to the prior rights of the holders of any shares ranking senior to the Common Shares with respect to priority in the payment of dividends, the holders of the Common Shares are entitled to receive dividends and Medicure shall pay dividends thereon, if, as and when declared by the Board out of the moneys of Medicure properly applicable to the payment of dividends, in such amount and in such form as the Board may from time to time determine, and all dividends which the Board may declare on the Common Shares shall be declared and paid in equal amounts per share on all Common Shares at the time outstanding.

In the event of the dissolution, liquidation or winding-up of Medicure, whether voluntary or involuntary, or any other distribution of the assets of Medicure among its Shareholders for the purpose of winding up its affairs, subject to the prior rights of any shares ranking senior to the Common Shares with respect to priority in the distribution of assets upon dissolution, liquidation or winding-up, the holders of the Common Shares shall be entitled to receive pro-rata the remaining property and assets of Medicure.

3.                   Purpose and Effect of the Offer and Valuation

The Board of Directors of Medicure believes that the purchase of Common Shares under the Offer represents an effective use of Medicure's financial resources and is in the best interests of its Shareholders. The Offer is not expected to preclude Medicure from pursuing its foreseeable business opportunities. The Directors have determined that the purchase of Common Shares pursuant to the Offer represents an effective use of Medicure's available capital and is in the best interests of its Shareholders for the following reasons:

(a) the recent trading price of the Common Shares is not considered to be fully reflective of the intrinsic value of the Company and, consequently, the repurchase of Common Shares under the Offer represents an attractive use of available funds;

(b) the Company generated significant proceeds from the sale of its interest in the Apicore group of companies that was in excess of the amount the Company was required to use for debt repayment; and

(c) the Company will continue to have sufficient financial resources to conduct its ongoing business and the Offer is not expected to preclude Medicure from pursuing its foreseeable business opportunities or the future growth of the Company's business.

The Directors believe that the Offer may be attractive to holders of the Common Shares for the following reasons:

(d) the deposit of Common Shares under the Offer is optional, the option is available to all Shareholders, and all Shareholders are free to accept or reject the Offer;

(e) the Offer provides Shareholders with an opportunity to realize on all or a portion of their investment in the Company; and

(f) the Offer is not conditional on any minimum number of Common Shares being deposited, and Shareholders who do not deposit their Common Shares under the Offer will realize a proportionate increase in their equity interest in the Company to the extent that Common Shares are purchased by the Company pursuant to the Offer.

On November 1, 2019, the Board of Directors unanimously approved the Offer.

Subject to certain exceptions, Canadian securities laws prohibit the Company and its affiliates from acquiring any Common Shares, other than pursuant to the Offer, until at least 21 business days after the Expiration Date or date of termination of the Offer, except by way of a transaction that is generally available to holders of that class of securities on identical terms. Subject to applicable law, Medicure may in the future purchase additional Common Shares on the open market, in private transactions, through issuer bids or otherwise. In accordance with applicable Canadian securities laws, Medicure has suspended purchases of Common Shares under its current normal course issuer bid until after the Expiration Date or date of termination of the Offer. Any purchases made pursuant to a normal course issuer bid or otherwise may be on the same terms or on terms that are more or less favourable to Shareholders than the terms of the Offer. Any possible future purchases by the Company will depend on many factors, including the market price of the Common Shares, the Company's business and financial position, the results of the Offer and general economic and market conditions.

Neither Medicure nor its Board of Directors makes any recommendation to any Shareholder as to whether to deposit or refrain from depositing any or all of such Shareholder's Common Shares. No person has been authorized to make any such recommendation. Shareholders are urged to evaluate carefully all information in the Offer, consult their own investment and tax advisors and make their own decisions whether to deposit Common Shares and, if so, how many Common Shares to deposit.

Shareholders should carefully consider the income tax consequences of accepting the Offer. See Section 17 of this Circular, "Certain Canadian Federal Income Tax Considerations to Holders of Common Shares". The Canadian federal income tax consequences to Shareholders of a disposition of Common Shares pursuant to the Offer are likely to differ significantly from the tax consequences under a normal course issuer bid or a sale in the market. Accordingly, Shareholders should consult their own tax advisers.

Valuation

Engagement of Valuator

The Board of Directors engaged the Valuator on September 25, 2019, to prepare the Valuation, within the meaning of MI 61-101, of the Common Shares.

The Valuation contains the Valuator's opinion that, based on the scope of its review and subject to the assumptions, restrictions and limitations provided therein, as of September 30, 2019, the fair market value of the Common Shares is in the range of $5.77 to $6.44 per Common Share.

A summary of the Valuation is set out in the Offer to Purchase under Section 1 of the Offer to Purchase, "The Offer". The full text of the Valuation, which sets forth, among other things, assumptions made, procedures followed, matters considered, qualifications and exceptions, and limitations of the review undertaken in rendering the opinion, is attached as Schedule A to the Circular. Shareholders are urged to read the Valuation carefully and in its entirety.

The Valuator's fixed fee of $14,750, plus applicable taxes and reimbursement of reasonable out-of-pocket expenses, was paid by Medicure. The fee and expenses of the Valuator are not contingent in whole or in part upon the outcome of the Offer, and the Valuator has no financial interest in Medicure or in any other "interested party" (as such term is defined in MI 61-101) that may be affected by the Offer. The Board of Directors determined the compensation paid for the services provided by the Valuator.

Qualifications of Valuator

The Valuator has been determined by the Board of Directors to be qualified to produce the Valuation on the basis of its qualifications, as presented to the Board of Directors and as set out in the Valuation. The Valuator has advised that it has participated in a significant number of transactions involving both public and private companies and has extensive experience in preparing valuations. On the basis of the foregoing, the Board has determined that, for the purposes of the Valuation, the Valuator has appropriate qualifications within the meaning of MI 61-101.

Independence of Valuator

The Valuator has been determined by Medicure to be independent on the basis that there has been no past relationship, and there is no present or anticipated relationship, other than the engagement of the Valuator by Medicure for purposes of preparing the Valuation, between the Valuator and Medicure or any other "interested party" (as such term is defined in MI 61-101) that may be relevant to any perceived lack of independence of the Valuator.

The Valuator has represented that it is of the view that it is independent of Medicure and any other interested party and that neither the Valuator nor any of its "affiliated entities" (as such term is defined in MI 61-101): (i) is an associated or affiliated entity or issuer insider of Medicure or any other interested party; (ii) is an advisor to Medicure or any other interested party in respect of the Offer; or (iii) has a material financial interest in the completion of the Offer. There are no understandings or agreements between the Valuator and Medicure or any other interested party with respect to future business dealings.

The Board of Directors determined that the compensation paid to the Valuator did not in any way interfere with the Valuator's independence and is not dependent, in whole or in part, on the conclusions reached by the Valuator or the outcome of the Offer. Having reviewed all of the relevant circumstances, the Valuator has advised Medicure that it is qualified for and independent in the preparation of the Valuation.

4.                   Number of Common Shares and Pro-ration

As at November 1, 2019, the Company had issued and outstanding 14,804,013 Common Shares of which approximately 6,321,265 comprise the "public float", which excludes Common Shares owned by "related parties" of the Company, as defined under applicable Canadian securities laws. For the purpose of the Offer, "related parties" include the Directors and officers of the Company and holders of Common Shares carrying more than 10% of the voting rights attached to all outstanding Common Shares. The 4,000,000 Common Shares that the Company is offering to purchase pursuant to the Offer represents approximately 27.0% of the issued and outstanding Common Shares. If the Company purchases 4,000,000 Common Shares pursuant to the Offer, and none of the “related parties” deposit their Common Shares pursuant to the Offer, the "public float" will be reduced by 4,000,000 Common Shares and will continue to be at least 2,321,265 Common Shares.

Upon the terms and subject to the conditions of the Offer, the Company will accept for payment and purchase up to 4,000,000 Common Shares (or such greater number of Common Shares that the Company determines it is willing to take up and pay for) as are properly deposited at or prior to the Expiration Date (and not withdrawn in accordance with Section 4 of the Offer to Purchase, "Withdrawal Rights"). For a description of the Company's right to extend the period of time during which the Offer is open, and to delay, terminate or amend the Offer, see Section 6 of the Offer to Purchase, "Extension and Variation of the Offer".

If the number of Common Shares properly deposited by the Expiration Date (and not withdrawn in accordance with Section 4 of the Offer to Purchase, "Withdrawal Rights") is in the aggregate less than or equal to 4,000,000, the Company will purchase all Common Shares deposited at the Purchase Price upon the terms and subject to the conditions of the Offer. If the number of Common Shares properly deposited by the Expiration Date (and not withdrawn in accordance with Section 4 of the Offer to Purchase, "Withdrawal Rights") exceeds in the aggregate 4,000,000 (or such greater number of Common Shares that the Company determines it is willing to take up and pay for) then the deposited Common Shares will be purchased on a pro-rata basis according to the number of Common Shares deposited by the depositing Shareholders (with adjustments to avoid the purchase of fractional Common Shares).

As promptly as reasonably practicable following the Expiration Date, if the conditions set forth in Section 5 of the Offer to Purchase, "Certain Conditions of the Offer" have been satisfied or waived, the Company will take up and pay for any Common Shares properly deposited and not withdrawn, and in any event within 10 days after the Expiration Date. Any Common Shares that are taken up by the Company will be paid for within three business days after the Common Shares have been taken up. All Common Shares not purchased pursuant to the Offer, including Common Shares not purchased because of pro-ration, will be returned to the depositing Shareholders at the Company's expense as promptly as reasonably practicable following the Expiration Date.

The Company will be deemed to have taken up and accepted for payment that number of Common Shares up to 4,000,000 Common Shares (or such greater number of Common Shares that the Company determines it is willing to take up and pay for) properly deposited under the Offer and not withdrawn if, as and when the Company gives written notice or other communication confirmed in writing to the Depositary to that effect.

The Depositary will act as agent of persons who have properly deposited Common Shares in acceptance of the Offer and have not withdrawn them, for the purposes of receiving payment from the Company and transmitting payment to such persons. Receipt by the Depositary from Medicure of payment for such Common Shares will be deemed to constitute receipt of payment by persons depositing Common Shares.

5.                   Withdrawal Rights

The withdrawal rights of Shareholders are described in Section 4 of the Offer to Purchase, "Withdrawal Rights", and are incorporated into and form part of this Circular.

6.                   Acceptance for Payment and Payment for Common Shares

Upon the terms and subject to the conditions of the Offer (including pro-ration), the Company will take up and pay for any Common Shares properly deposited at or prior to the Expiration Date and not withdrawn as soon as reasonably practicable after the Expiration Date, but in any event not later than 10 days after such time. Any Common Shares that are taken up by the Company will be paid for within three business days after such shares are taken up.

For purposes of the Offer, the Company will be deemed to have accepted for payment, subject to pro-ration, Common Shares deposited and not withdrawn, if, as and when the Company gives oral (to be confirmed in writing) or written notice to the Depositary of its acceptance of such Common Shares for payment pursuant to the Offer.

The Purchase Price payable by the Company, and thus the amount owing to any depositing Shareholder, will be denominated in Canadian dollars. Payment for Common Shares accepted for purchase pursuant to the Offer will be made by depositing the aggregate Purchase Price for such Common Shares with the Depositary, which will act as agent for the depositing Shareholders for the purpose of receiving payment from the Company, and transmitting such payment to the depositing Shareholders. Under no circumstances will interest accrue or be paid by the Company or the Depositary to persons depositing Common Shares by reason of any delay in paying for any Common Shares or otherwise.

In the event of pro-ration of Common Shares deposited, the Company will determine the pro-ration factor and pay for those deposited Common Shares accepted for payment as soon as reasonably practicable after the Expiration Date. However, the Company does not expect to be able to announce the final results of any such pro-ration until approximately three business days after the Expiration Date.

Shareholders depositing Common Shares will not be obligated to pay brokerage fees or commissions to the Company or the Depositary. However, Shareholders are cautioned to consult with their own brokers or other intermediaries to determine whether any fees or commissions are payable to their brokers or other intermediaries in connection with a deposit of Common Shares pursuant to the Offer.

7.                   Price Range of Common Shares

The Common Shares are traded on the TSXV under the symbol "MPH". The following table sets forth the high and low prices per Common Share board lot and the volumes of Common Shares traded on the TSXV, as compiled from published financial sources for each of the last six months.

May 2019	$6.35	$4.94	292,300

June 2019	$5.60	$4.68	367,800

July 2019	$5.02	$4.15	123,200

August 2019	$5.00	$4.25	124,900

September 2019	$4.74	$4.16	42,100

October 2019	$4.55	$3.00	65,500

On November 1, 2019 the last full trading day prior to the date of the announcement by Medicure of the approval of its Directors of the Offer, the closing price of the Common Shares on the TSX was $3.22.

Shareholders are urged to obtain current market quotations for the Common Shares.

8.                   Dividend Policy

The Company does not currently pay dividends on the Common Shares and has not paid any dividends on the Common Shares during the two years preceding the Offer. There are not restrictions in the Company’s governing documents that would prevent it from paying dividends. The Company has no plans to declare a dividend at this time.

9.                   Previous Distributions and Purchases of Securities

During the 12 months preceding the Offer, the Company has completed the following purchases and sales of its securities:

Previous Purchases of Securities

On May 16, 2018, the TSXV approved Medicure’s notice of intention to make a normal course issuer bid (the “2018 NCIB”). Under the terms of the 2018 NCIB, the Company could have acquired up to an aggregate of 794,088 Common Shares. The 2018 NCIB commenced on May 28, 2018 and ended on May 27, 2019. All Common Shares purchased by the Company were purchased on the open market through the facilities of the TSXV by PI Financial Corp. ("PI") acting on behalf of the Company in accordance with the policies of the TSXV and were surrendered by the Company to its transfer agent for cancellation. The prices that the Company paid for Common Shares purchased were the market prices of the Common Shares at the time of purchase.

Under the 2018 NCIB, which expired on May 27, 2019, the Company purchased and cancelled 771,900 of its Common Shares between May 28, 2018 and May 27, 2019 for a total cost to Medicure of $5,085,354.

On May 30, 2019, the TSXV approved Medicure’s notice of intention to make a normal course issuer bid (the “2019 NCIB”). Under the terms of the 2019 NCIB, the Company may acquire up to an aggregate of 761,141 Common Shares. The 2019 NCIB commenced on May 30, 2019 and will end on May 29, 2020. All Common Shares purchased by the Company were or will be purchased on the open market through the facilities of the TSXV by PI acting on behalf of the Company in accordance with the policies of the TSXV and were or will be surrendered by the Company to its transfer agent for cancellation. The prices that the Company paid or will pay for Common Shares purchased are the market prices of the Common Shares at the time of purchase.

To date, under the 2019 NCIB, the Company has purchased and cancelled 421,300 of its Common Shares between May 30, 2019 and November 1, 2019 for a total cost to Medicure of $2,081,191.

Medicure has suspended purchases of its Common Shares pursuant to its 2019 NCIB until after the Expiration Date or the date of termination of the Offer.

Previous Sales of Securities

No securities were sold by Medicure during the 12 months preceding the Offer.

Previous Distributions of Common Shares

During the five years preceding the Offer, the Company completed the following distributions of Common Shares:

Fiscal Year	Nature of Issuance/Exercise	Number of Shares Issued	Average Exercise Price per Share	Aggregate Proceeds Received by the Company
2015	Option Exercise	7,000	$0.30	$2,100.00
2015	Option Exercise	16,350	$1.90	$31,065.00

2016	Option Exercise	176,000	$0.30	$52,800.00
2016	Option Exercise	6,667	$0.45	$3,000.15
2016	Option Exercise	266,667	$1.50	$400,000.50
2016	Option Exercise	351,600	$1.90	$668,040.00
2016	Option Exercise	240,000	$2.50	$600,000.00
2016	Option Exercise	24,500	$3.90	$95,550.00
2016	Option Exercise	4,000	$6.16	$24,640.00

2017	Option Exercise	10,000	$0.60	$6,000.00
2017	Option Exercise	100,000	$1.50	$150,000.00
2017	Option Exercise	29,400	$1.90	$55,860.00
2017	Option Exercise	50,500	$3.90	$196,950.00
2017	Option Exercise	18,050	$6.16	$111,188.00

2018	Option Exercise	85,000	$0.30	$25,500.00
2018	Option Exercise	19,998	$0.60	$11,998.80
2018	Option Exercise	19,667	$1.50	$29,500.50
2018	Option Exercise	41,420	$1.90	$78,698.00
2018	Option Exercise	21,500	$3.90	$83,850.00
2018	Option Exercise	19,300	$6.16	$118,888.00

2019	Option Exercise	2,001	$0.60	$1,200.60
2019	Option Exercise	2,500	$1.90	$4,750.00
2019	Option Exercise	3,500	$3.90	$13,650.00

10.                Interest of Directors and Officers — Ownership of the Common Shares of the Company

Except as set forth in the Offer, neither the Company nor, to the Company's knowledge, any of its officers or Directors or any of the officers or directors of its subsidiaries, is a party to any contract, arrangement or understanding, formal or informal, with any securityholder relating, directly or indirectly, to the Offer or with any other person or company with respect to any securities of the Company in relation to the Offer, nor are there any contracts or arrangements made or proposed to be made between the Company and any of its Directors or officers and no payments or other benefits are proposed to be made or given by way of compensation for loss of office or as to such Directors or officers remaining in or retiring from office if the Offer is successful.

Except as disclosed herein, neither the Company, nor to the Company's knowledge, any of its officers or Directors has current plans or proposals which relate to, or would result in, any extraordinary transaction involving the Company, such as a merger, a reorganization, the sale or transfer of a material amount of its assets or the assets of any of its subsidiaries, any material change in its present Directors or management, any material change in its indebtedness or capitalization, any other material change in its business or corporate structure, any material change in its constating documents, or any actions similar to any of the foregoing.

To the knowledge of the Company, after reasonable inquiry, the following table indicates, as at as of November 1, 2019 except as otherwise indicated, the number of securities of the Company beneficially owned, directly or indirectly, or over which control or direction is exercised, by each Director and officer of the Company, and, to the knowledge of the Company, each associate or affiliate of an insider of the Company, each associate or affiliate of the Company, any insider of the Company, other than a Director or officer of the Company, and each person acting jointly or in concert with the Company (collectively, the "Disclosable Persons"):

Name	Position	# of Shares/% of Outstanding Shares	# of Options/% of Outstanding Options
Albert Friesen	Chairman & CEO	2,415,355	565,500
		16.3%	38.5%

James Kinley	CFO	47,100	133,700
		0.3%	9.1%

Neil Owens	President & COO	-	112,900
		-	7.7%

Arnold Naimark	Director	39,194	70,700
		0.3%	4.8%

Brent Fawkes	Director	12,376	70,700
		0.1%	4.8%

Gerald McDole	Director	48,950	70,700
		0.3%	4.8%

Manon Harvey	Director	-	15,000
		-	1.0%

Peter Quick	Director	44,278	70,700
		0.3%	4.8%

MM Asset Management Inc.	Insider	3,977,145	-
		26.9%	-

PenderFund Capital Management Ltd.	Insider	1,898,350	-
		12.8%	-

11.                Acceptance of Offer and Arrangements with Shareholders

To the knowledge of the Company, after reasonable inquiry, as of the date hereof, the following Disclosable Persons intend to tender Common Shares pursuant to the Offer. Following the date of this Circular, any Disclosable Person may or may not, in their sole discretion, tender all or any portion of their Common Shares pursuant to the Offer.

Name	# of Shares/% of Outstanding Shares
MM Asset Management Inc.	3,977,145
26.9%

PenderFund Capital Management Ltd.	1,898,350
12.8%

To the knowledge of the Company, after reasonable inquiry, there are no arrangements, commitments, or understandings, formal or informal, made or proposed to be made between Medicure and a Shareholder relating to the Offer.

12.                Commitments to Acquire Common Shares

Except as noted below, Medicure has no commitments to purchase Common Shares, other than pursuant to the Offer.

Medicure has suspended purchases of its Common Shares pursuant to its normal course issuer bids through the facilities of the TSXV until after the Expiration Date or the date of termination of the Offer.

To the knowledge of the Company and its Directors and officers, after reasonable inquiry, except as set forth in the Offer, no other person or company referred to under Section 10 of this Circular, "Interest of Directors and Officers — Ownership of the Common Shares of the Company" has made a final determination whether to deposit Common Shares pursuant to the Offer.

13.                Benefits from the Offer and Effect on Interested Parties

Except as noted below, no person or company named under Section 10 of this Circular, "Interest of Directors and Officers — Ownership of the Common Shares of the Company" will receive any direct or indirect benefit from accepting or refusing to accept the Offer other than the Purchase Price for any Common Shares tendered to the Offer and purchased by the Company in accordance with the terms and conditions of the Offer.

If the Company purchases 4,000,000 Common Shares pursuant to the Offer, and assuming that a persons listed under "Interests of Directors and Officers – Ownership of Common Shares of the Company" do not tender any Common Shares to the Offer, such persons will realize a proportionate increase in their equity interest in the Company. See Section 11 of the Circular, "Acceptance of Offer and Arrangements with Shareholders".

14.                Material Changes in the Affairs of the Company

Except as described or referred to in the Offer, the Directors and officers of the Company are not currently aware of any plans or proposals for material changes in the affairs of the Company, or of any material changes that have occurred since December 31, 2018, the date of the most recent annual consolidated financial statements of the Company, other than as publicly disclosed.

From time to time, the Company explores potential strategic opportunities and transactions. These opportunities and transactions may include strategic joint venture relationships, the acquisition or disposition of material assets, significant investments and other similar opportunities or transactions. Such opportunities or transactions may have a significant effect on the price or value of the Company's securities. The Company's general policy is to not publicly disclose the pursuit of a potential strategic opportunity or transaction until a binding definitive agreement has been signed.

15.                Going Private Transaction

The Offer does not constitute, and, to the best of the knowledge of the Directors is not intended to be followed by, a going private transaction.

16.                Prior Valuations

To the knowledge of the Directors and officers of Medicure, no "prior valuations" (as defined in MI 61-101) regarding the Company have been prepared within the two years preceding the date hereof.

17.                Certain Canadian Federal Income Tax Considerations to Holders of Common Shares

In the opinion of McMillan LLP, counsel to the Company, the following is, as at the date of this Circular, a summary of the principal Canadian federal income tax considerations generally applicable under the Tax Act to a Shareholder in connection with the sale of Common Shares pursuant to the Offer. This summary is generally applicable to Shareholders who sell Common Shares to the Company pursuant to the Offer and who at all relevant times, for purposes of the Tax Act, (i) hold their Common Shares as capital property, and (ii) deal at arm's length and are not "affiliated" (within the meaning of the Tax Act) with the Company (each such person, a "Holder"). Generally, Common Shares will be considered to be capital property to the Holder thereof provided that they are not held in the course of carrying on a business and have not been acquired in one or more transactions considered to be an adventure or concern in the nature of trade. Certain Holders who are or are deemed to be resident in Canada for purposes of the Tax Act and whose Common Shares might not qualify as capital property may be entitled to make an irrevocable election in accordance with subsection 39(4) of the Tax Act to have those shares and any other "Canadian security", as defined in the Tax Act, owned in the year of the election and any subsequent taxation year, deemed to be capital property. Holders contemplating making such election should first consult their own tax advisors.

This summary does not apply to a Holder: (i) that is a "financial institution" (as defined in the Tax Act for the purposes of the mark-to-market rules), (ii) an interest in which is a "tax shelter investment" (as defined in the Tax Act), (iii) that is a "specified financial institution" (as defined in the Tax Act), (iv) that has made a "functional currency" election under section 261 of the Tax Act, (v) that has entered into, or enters into, a "derivative forward agreement", "synthetic disposition arrangement" or "dividend rental arrangement" (each as defined in the Tax Act) with respect to its Common Shares, (vi) who is or was an employee of the Company and who acquired Common Shares in respect of, in the course of, or by virtue of, the employment, including pursuant to an employee stock option, (vii) is a foreign affiliate of a taxpayer resident in Canada; or (viii) that is a corporation that is resident in Canada (or a corporation that does not deal at arm’s length with a corporation resident in Canada) that is, or becomes as part of a transaction or event or series of transactions or events that includes the prior acquisition of Common Shares, controlled by non-resident persons for the purposes of the foreign affiliate dumping rules in section 212.3 of the Tax Act. Such Holders should consult their own tax advisors. This summary also does not address the application of alternative minimum tax to individuals and certain trusts.

This summary is based upon the provisions of the Tax Act and the regulations thereunder in force on the date of this Circular and counsel’s current understanding of the current published administrative policies and assessing practices of the CRA publicly available prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act and the regulations thereunder which have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date of this Circular (the "Proposed Amendments") and assumes that the Proposed Amendments will be enacted in their current form. Except for the Proposed Amendments, this summary does not otherwise take into account or anticipate any changes in law, whether by legislative, governmental or judicial decision or action, or changes in the administrative or assessing practices and policies of the CRA. In addition, this summary does not take into account other federal or any provincial, territorial or foreign tax legislation or considerations, which may differ significantly from the Canadian federal income tax considerations discussed below.

For purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of Common Shares, including the computation of adjusted cost base and proceeds of disposition, must be converted into Canadian dollars using the rate of exchange quoted by the Bank of Canada on the date such amounts arise, or such other rate of exchange as is acceptable to the CRA.

This summary is not exhaustive of all possible Canadian federal income tax considerations applicable to a Holder in connection with a sale of Common Shares to the Company pursuant to the Offer. The applicable income or other tax consequences will vary depending on the particular circumstances of the Holder, including the province or provinces in which the Holder resides or carries on business. Accordingly, this summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice or representations to any particular Holder. Holders should consult their own tax advisors for advice with respect to the tax consequences associated with a sale of Common Shares pursuant to the Offer based on their own particular circumstances.

Residents of Canada

The following portion of this summary is generally applicable to a Holder who at all relevant times, for purposes of the Tax Act, is or is deemed to be resident in Canada (a "Resident Holder").

Individual Resident Holders

The following portion of this summary is generally applicable to a Resident Holder who is an individual (including trusts) (an "Individual Resident Holder").

An Individual Resident Holder who sells Common Shares to the Company pursuant to the Offer will be deemed to receive a taxable dividend equal to the amount by which (i) the aggregate Purchase Price received by the Individual Resident Holder for the Common Shares so sold exceeds (ii) the paid-up capital of such Common Shares for Canadian federal income tax purposes. Any such deemed dividend will be subject to the normal dividend gross-up and tax credit rules generally applicable to taxable dividends received from a taxable Canadian corporation, including the enhanced dividend gross-up and tax credit if such dividends were to be designated as "eligible dividends" by the Company. The Company has informed counsel that the Company expects that the paid-up capital of each Common Share will exceed the Purchase Price. Accordingly, the Company does not expect that any Individual Resident Holder will be deemed to receive a taxable dividend on the sale of Common Shares pursuant to the Offer.

An Individual Resident Holder who sells Common Shares to the Company pursuant to the Offer will be considered to have disposed of such Common Shares for proceeds of disposition equal to the amount by which (i) the aggregate Purchase Price received by the Individual Resident Holder for the Common Shares so sold exceeds (ii) the amount of any dividend deemed to be received on such Common Shares as described above. Accordingly, an Individual Resident Holder will realize a capital gain (or capital loss) on the disposition of Common Shares pursuant to the Offer equal to the amount by which the Individual Resident Holder's proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to such Individual Resident Holder of the Common Shares sold to the Company pursuant to the Offer. See "Taxation of Capital Gains and Losses" below.

The amount of any capital loss realized by an Individual Resident Holder on a disposition of Common Shares pursuant to the Offer may be reduced or denied under the "superficial loss" rules in the Tax Act. These rules may apply where the Individual Resident Holder or a person affiliated with such Individual Resident Holder has, at any time in the period beginning 30 days before and ending 30 days after the sale of Common Shares by the Individual Resident Holder pursuant to the Offer, acquired Common Shares. Individual Resident Holders are urged to consult their own tax advisors with respect to the “superficial loss” rules.

If the Individual Resident Holder is a trust of which a corporation is a beneficiary, the amount of any capital loss otherwise determined on a sale of Common Shares pursuant to the Offer will be reduced by the amount of any dividends received or deemed to be received on such Common Shares (including any dividends deemed to be received as a result of the sale of Common Shares pursuant to the Offer), to the extent and under the circumstances prescribed by the Tax Act. Similar rules may apply where a partnership or a trust is a beneficiary of a trust or such a trust is a member of a partnership that disposes of Common Shares pursuant to the Offer. Individual Resident Holders should consult with their own tax advisors with respect to the potential application of the above stop-loss rules to them in their own particular circumstances.

Corporate Resident Holders

The following portion of this summary is generally applicable to a Resident Holder that is a corporation (a "Corporate Resident Holder").

A Corporate Resident Holder that sells Common Shares to the Company pursuant to the Offer will (subject to the potential application of subsection 55(2) of the Tax Act, described below) be deemed to receive a taxable dividend equal to the amount by which (i) the aggregate Purchase Price received by the Corporate Resident Holder for the Common Shares so sold exceeds (ii) the paid-up capital of such Common Shares for Canadian federal income tax purposes. Any such deemed dividend will be included in computing the Corporate Resident Holder's income as a taxable dividend, and will ordinarily be deductible in computing such Corporate Resident Holder's taxable income. To the extent such a deduction is available, "private corporations" (as defined in the Tax Act) and certain other corporations may be liable to pay a tax under Part IV of the Tax Act, refundable in certain circumstances, on the amount of any such deemed dividend. Under subsection 55(2) of the Tax Act, a Corporate Resident Holder may be required to treat all or a portion of any such deemed dividend described above as proceeds of disposition of its Common Shares and not as a taxable dividend, generally in circumstances where the Corporate Resident Holder would have realized a capital gain had it disposed of any Common Share at fair market value immediately before the sale of Common Shares to the Company pursuant to the Offer and that sale to the Company resulted in a significant reduction in such capital gain. Subsection 55(2) of the Tax Act does not apply to that portion of a dividend, if any, subject to tax under Part IV of the Tax Act that is not refunded under the circumstances specified in subsection 55(2) of the Tax Act and does not apply if a dividend would not be deductible in computing taxable income.

The Company has informed counsel that the Company expects that the paid-up capital of each Common Share will exceed the Purchase Price. Accordingly, the Company does not expect that any Corporate Resident Holder will be deemed to receive a taxable dividend on the sale of Common Shares pursuant to the Offer or that subsection 55(2) of the Tax Act would apply to any such sale.

A Corporate Resident Holder that sells Common Shares to the Company pursuant to the Offer will be considered to have disposed of such Common Shares for proceeds of disposition equal to the amount by which (i) the aggregate Purchase Price received by the Corporate Resident Holder for the Common Shares so sold exceeds (ii) the amount of any dividend deemed to be received on such Common Shares (following the application, if any, of subsection 55(2) of the Tax Act) as described above. Accordingly, a Corporate Resident Holder will realize a capital gain (or capital loss) on the disposition of Common Shares pursuant to the Offer equal to the amount by which the Corporate Resident Holder's proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to such Corporate Resident Holder of the Common Shares sold to the Company pursuant to the Offer. See "Taxation of Capital Gains and Losses" below.

The amount of any capital loss realized by a Corporate Resident Holder on a disposition of Common Shares pursuant to the Offer may be reduced or denied if the Corporate Resident Holder or a person affiliated with such Corporate Resident Holder has, at any time in the period beginning 30 days before and ending 30 days after the sale of Common Shares by the Corporate Resident Holder pursuant to the Offer, acquired Common Shares. Corporate Resident Holders should consult their own tax advisors with respect to the potential application of the above loss denial rules to them in their own particular circumstances.

The amount of any capital loss realized by a Corporate Resident Holder on a disposition of Common Shares will be reduced by the amount of any dividends received or deemed to be received on such Common Shares (including any dividends deemed to be received as a result of the sale of Common Shares to the Company pursuant to the Offer), to the extent and under the circumstances prescribed by the Tax Act. Similar rules apply where a corporation is a member of a partnership or a beneficiary of a trust that disposes of Common Shares pursuant to the Offer, and where a corporation is a beneficiary of a trust and such trust is a member of a partnership that disposes of Common Shares pursuant to the Offer. Corporate Resident Holders should consult their own tax advisors with respect to the potential application of the above stop-loss rules to them in their own particular circumstances.

A Corporate Resident Holder that is throughout the year a "Canadian-controlled private corporation" (as defined in the Tax Act) may be liable to pay an additional tax, refundable in certain circumstances, on its "aggregate investment income" for the year, which is defined to include an amount in respect of taxable capital gains (but not to include dividends or deemed dividends that are deductible in computing taxable income).

Taxation of Capital Gains and Losses

Generally, one-half of any capital gain (a "taxable capital gain") realized by a Resident Holder in a taxation year must be included in the Resident Holder's income for the year, and one-half of any capital loss (an "allowable capital loss") realized by a Resident Holder in a taxation year must be deducted from taxable capital gains realized by the Resident Holder in that year. Allowable capital losses for a taxation year in excess of taxable capital gains for that year may generally be carried back and deducted in any of the three preceding taxation years, or carried forward and deducted in any subsequent taxation year, against net taxable capital gains realized in such years, to the extent and under the circumstances described in the Tax Act.

Non-Residents of Canada

The following portion of this summary is generally applicable to a Holder who at all relevant times, for purposes of the Tax Act and any applicable income tax treaty or convention: (i) is not resident, nor deemed to be resident, in Canada; (ii) does not use or hold, and is not deemed to use or hold, Common Shares in connection with carrying on a business in Canada; (iii) has not, either alone or in combination with persons with whom the Holder does not deal at arm's length (within the meaning of the Tax Act) or with any partnership in which the Holder or persons with whom the Holder did not deal at arm's length held a membership interest directly or indirectly through one or more partnerships, owned 25% or more of the issued shares of any class of the capital stock of the Company at any time within the 60-month period preceding the sale of the Common Shares pursuant to the Offer; and (iv) to whom the Common Shares do not, and are not deemed to, otherwise constitute "taxable Canadian property" (as defined in the Tax Act) (a "Non-Resident Holder"). Special rules, which are not discussed in this summary, may apply to a Non-Resident Holder that is an insurer carrying on business in Canada and elsewhere or to an authorized foreign bank. Such Non-Resident Holders should consult their own tax advisors.

The following summary assumes that at all relevant times the Common Shares will be listed on a "designated stock exchange" (which currently includes the TSXV).

A Non-Resident Holder who sells Common Shares to the Company pursuant to the Offer will be deemed to receive a taxable dividend equal to the amount by which (i) the aggregate Purchase Price received by the Non-Resident Holder for the Common Shares so sold exceeds (ii) the paid-up capital of such Common Shares for Canadian federal income tax purposes. Any such deemed dividend will be subject to Canadian withholding tax at a rate of 25%, subject to reduction under the provisions of any applicable income tax treaty or convention. Under the Canada-United States Tax Convention (1980), as amended (the "Canada-US Tax Treaty"), the withholding rate on any such dividend beneficially owned by a Non-Resident Holder that is a resident of the United States for purposes of the Canada–US Tax Treaty and fully entitled to the benefits of such treaty is generally reduced to 15% (or 5% if the beneficial owner of the dividend is a company that owns at least 10% of the issued and outstanding Common Shares). The Company has informed counsel that the Company expects that the paid-up capital of each Common Share will exceed the Purchase Price. Accordingly, the Company does not expect that any Non-Resident Holder will be deemed to receive a taxable dividend on the sale of Common Shares pursuant to the Offer.

A Non-Resident Holder will not be subject to tax under the Tax Act in respect of any capital gain realized on the disposition of Common Shares pursuant to the Offer.

18.                Legal Matters and Regulatory Approvals

Medicure is not aware of any license or regulatory permit that is material to the Company's business that might be adversely affected by the Company's acquisition of Common Shares pursuant to the Offer or, except as noted below, of any approval or other action by any government or governmental, administrative or regulatory authority or agency in any jurisdiction, that would be required for the acquisition or ownership of Common Shares by the Company pursuant to the Offer and that has not been obtained on or before the date hereof. Should any such approval or other action be required, the Company currently contemplates that such approval will be sought or other action will be taken. Medicure cannot predict whether it may determine that it must delay the acceptance for payment of Common Shares deposited pursuant to the Offer pending the outcome of any such matter.

There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business.

The Company's obligations under the Offer to take up and pay for Common Shares are subject to certain conditions. See Section 5 of the Offer to Purchase, "Certain Conditions of the Offer".

19.                Source of Funds

The Company will fund any purchases of Common Shares pursuant to the Offer from cash on hand. Assuming that 4,000,000 Common Shares are purchased pursuant to the Offer, the aggregate purchase price pursuant to the Offer will be $26,000,000.

20.                Dealer Manager

The Company has not retained a dealer manager for this Offer.

21.                Depositary

Medicure has appointed Computershare Trust Company of Canada to act as a depositary for, among other things, (i) the receipt from the Company of cash to be paid in consideration of the Common Shares acquired by the Company under the Offer, as agent for the depositing Shareholders, and (ii) the transmittal of such cash to the depositing Shareholders, as agent for the depositing Shareholders. The Depositary may contact Shareholders by mail or telephone and may request brokers, dealers and other nominee Shareholders to forward materials relating to the Offer to beneficial owners.

22.                Fees and Expenses

The Valuator has been retained by the Company to prepare the Valuation in connection with the Offer for which it has received a fixed fee, plus applicable taxes from the Company. The Company has agreed to reimburse the Valuator for certain reasonable out-of-pocket expenses incurred in connection with the Offer and to indemnify the Valuator against certain liabilities to which it may become subject as a result of its engagement. The fee payable to the Valuator is fixed and payable whether or not the Offer is successful.

Medicure has retained Computershare Trust Company of Canada to act as the depositary in connection with the Offer. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under Canadian provincial securities laws. Medicure will not pay any fees or commissions to any broker or dealer or any other person for soliciting deposits of Common Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Company for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

Medicure is expected to incur expenses of approximately $120,000 in connection with the Offer, which includes filing fees, advisory fees, legal fees, translation, accounting, depositary, printing and mailing fees.

23.                Statutory Rights

Securities legislation in the provinces and territories of Canada provides Shareholders with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages, if there is a misrepresentation in a circular or notice that is required to be delivered to the Shareholders. However, such rights must be exercised within prescribed time limits. Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

24.                Financial Statements

The audited annual consolidated financial statements of Medicure for the years ended December 31, 2018 and 2017 and the unaudited interim consolidated financial statements of Medicure for the three and six months ended June, 2019 and 2018 are available on the SEDAR web site at www.sedar.com.

Shareholders may obtain copies of these financial statements, without charge, upon request to the Company at 2-1250 Waverley Street, Winnipeg, MB R3Y 1Y2, by telephone at (204) 487-7412 or by facsimile at (204) 488-9823.

APPROVAL AND CERTIFICATE

November 1, 2019

The Directors of Medicure Inc. (the "Company") have approved the contents of the Offer to Purchase and the Issuer Bid Circular dated November 1, 2019 and the delivery thereof to Shareholders. The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

(Signed) Albert D. Friesen

Chief Executive Officer

(Signed) James Kinley

Chief Financial Officer

On behalf of the Board of Directors:

(Signed) Arnold Naimark

Director

(Signed) Brent Fawkes

Director

CONSENT OF MCMILLAN LLP

TO: The Directors of Medicure Inc.

We consent to the inclusion of our name in the section titled "Certain Canadian Federal Income Tax Considerations to Holders of Common Shares" in the Issuer Bid Circular dated November 1, 2019 of Medicure Inc. in connection with its offer to the holders of its Common Shares.

November 1, 2019

(Signed) McMillan LLP

CONSENT OF EVANS & EVANS, INC.

TO: The Board of Directors of Medicure Inc.

We refer to the formal valuation dated October 21, 2019, which we prepared for the Company with its offer to the holders of Common Shares. We consent to the filing of the formal valuation with the securities regulatory authorities and the inclusion of our name and the reference to our formal valuation dated October 21, 2019 in the section titled "Valuation" in the Circular dated November 1, 2019 of the Company and the inclusion of the text of our formal valuation in Schedule A thereof.

November 1, 2019

(Signed) Evans & Evans, Inc.

SCHEDULE "A"

COMPREHENSIVE VALUATION REPORT

MEDICURE INC.

Winnipeg, Manitoba

October 21, 2019

EVANS & EVANS, INC.

Comprehensive Valuation Report Medicure Inc. October 21, 2019

MEDICURE INC.

TABLE OF CONTENTS

1.0	ASSIGNMENT AND BACKGROUND	1

2.0	VALUATION OPINION	7

3.0	DEFINITION OF MARKET VALUE	7

4.0	SCOPE OF THE REPORT	8

5.0	CONDITIONS OF THE REPORT	10

6.0	ASSUMPTIONS OF THE REPORT	11

7.0	FINANCIAL HISTORY	12

8.0	FINANCIAL PROJECTIONS	12

9.0	TANGIBLE ASSET BACKING	12

10.0	REDUNDANT ASSETS	13

11.0	BUSINESS AND MARKET SUMMARY ASSESSMENTS	14

12.0	METHODLOGIES	16

13.0	VALUATION APPROACH FOR THE SHARES	17

14.0	VALUATION OF THE SHARES	19

15.0	QUALIFICATIONS AND CERTIFICATION	22

16.0	RESTRICTIONS AND CONDITIONS	23

17.0	EXHIBITS	24

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Comprehensive Valuation Report Medicure Inc. October 21, 2019	Page 1

1.0	ASSIGNMENT AND BACKGROUND

1.1	Assignment

Evans & Evans, Inc. (“Evans & Evans” or the “authors of the Report”) was engaged by Medicure Inc. (“Medicure” or the “Company”) to prepare an independent Comprehensive Valuation Report (the “Report”) with regard to the fair market value of the Company’s common shares (the “Shares”) on a per share basis as at September 30, 2019 (the “Valuation Date”).

Medicure is a reporting issuer and the Shares are listed for trading on the TSX Venture Exchange (the “Exchange”) under the symbol “MPH”. We understand Medicure is contemplating a substantial issuer bid (“SIB”) with respect to the purchase of a portion of the Shares. Given the planned SIB, the Board of Directors of the Company (the “Board”) has requested the Report in order to have an independent opinion as to the fair market value of the Shares as at a current date.

The Report may be used for inclusion in any public disclosure documents in connection with the SIB and for submission to the Exchange as part of the regulatory approval of the SIB. The Report may also be placed on Medicure’s electronic file and included or referenced in any information circular provided to the Medicure shareholders.

As Evans & Evans relied on information, materials and representations provided to us by the Company’s management and associated representatives, the authors of the Report required that the Company’s management confirm to Evans & Evans in writing that the information and management’s representations contained in the Report are accurate, correct and complete, and that there are no material omissions of information that would affect the conclusions contained in the Report.

Evans & Evans, or its staff and associates, will not assume any responsibility or liability for losses incurred by Medicure and/or its shareholders, management or any other parties as a result of the circulation, publication, reproduction, or use of the Report, or any excerpts thereto contrary to the provisions of this section of the Report. Evans & Evans also reserves the right to review all calculations included or referred to in the Report and, if Evans & Evans considers it necessary, to revise the Report in light of any information existing at the Valuation Date which becomes known to Evans & Evans after the date of the Report.

Unless otherwise indicated, all monetary amounts are stated in Canadian dollars.

1.2	Background of Medicure

Medicure was incorporated in Canada and as of September 15, 1997. As of the Valuation Date, the Company had six wholly-owned subsidiaries, of which two are operating: Medicure International Inc. (Barbados) and Medicure Pharma Inc. (United States).

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Comprehensive Valuation Report Medicure Inc. October 21, 2019	Page 2

Medicure is a biopharmaceutical company engaged in the research, development and commercialization of human therapeutics. Medicure’s focus is on the sales and marketing of AGGRASTAT®, ZYPITAMAGTM (pitavastatin magnesium) and the ReDS™ point of care system (“ReDS™”) for the clinical management of congestive heart failure.

The Company also continues to explore additional opportunities to acquire, in-license or develop complimentary products that fit its suite of cardiovascular products.

The reader is advised to refer to section 1.3 of this Report for a definition of some of the technical terms used throughout the Report.

Through its subsidiary Medicure International Inc., the Company has rights to the commercial product AGGRASTAT® Injection (tirofiban hydrochloride) in the United States and its territories (Puerto Rico, U.S. Virgin Islands, and Guam). AGGRASTAT®, a glycoprotein GP IIb/IIIa receptor antagonist, is used for the treatment of acute coronary syndrome including unstable angina, which is characterized by chest pain when one is at rest, and non-Q-wave myocardial infarction.

On December 14, 2017, the Company, through its subsidiary Medicure International Inc., acquired an exclusive license to sell and market a branded cardiovascular drug, ZYPITAMAGTM (pitavastatin magnesium), in the United States and its territories for a term of seven years with extensions to the term available. ZYPITAMAGTM is used for the treatment of patients with primary hyperlipidemia or mixed dyslipidemia and was approved in July 2017 by the U.S. Food and Drug Administration (“FDA”) for sale and marketing in the United States. On May 1, 2018 ZYPITAMAGTM was made available in retail pharmacies throughout the United States.

On September 30, 2019, Medicure announced that through its subsidiary, Medicure International Inc., it has acquired the ownership of ZYPITAMAG™ (pitavastatin) tablets, from Cadila Healthcare Ltd., India (“Zydus”) for US and Canadian markets. Under terms of the agreement, Zydus will receive an upfront payment of US$5,000,000 and US $2,000,000 in deferred payments to be made over the next four years, as well as contingent payments on achievement of milestones and royalties related to net sales. Medicure previously had acquired U.S. marketing rights with a profit-sharing arrangement. With this acquisition Medicure retains all profits, with full control of marketing and pricing negotiation.

On January 28, 2019, the Company, through its subsidiary Medicure Pharma Inc., become the exclusive marketing partner for the ReDS™ point of care system (“ReDS”) in the United States. ReDS is a non-invasive, FDA-cleared medical device that provides an accurate, actionable and absolute measurement of lung fluid which is important in the management of congestive heart failure.

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The Company’s ongoing research and development activities include the continued development and further implementation of a new regulatory, brand and life cycle management strategy for AGGRASTAT® and the development of additional cardiovascular products.

The rights to ReDS were secured through an agreement with Sensible Medical Innovations Inc. (“Sensible Medical”). In conjunction with entering into the marketing agreement, Medicure invested US$10.0 million in Sensible Medical for a 7.71% equity stake on a fully diluted basis. In connection with the investment, Medicure's President and CEO, Dr. Albert D. Friesen was appointed to the Board of Directors of Sensible Medical.

Medicure has also been involved in the development of its own therapeutics. The Company, through its subsidiary Medicure International Inc., received approval of its first Abbreviated New Drug Application (“ANDA”) for Sodium Nitroprusside Injection 50mg/2ml (25mg/ml) single dose vial (“Sodium Nitroprusside” or “SNP”) with a projected launch during the third quarter of 2019. The development of additional generic cardiovascular products is ongoing, with ANDA filing dates for two ANDA projects with the U.S. FDA expected in 2020.

Financial Results and Position

The Company’s fiscal year (“FY”) end is December 31. Medicure has historically financed its operations principally through the net revenue received from the sale of AGGRASTAT®, the sale of its equity securities, the issuance and subsequent exercises of warrants and stock options, interest on excess funds held, and the issuance of debt. On October 3, 2017, the Company sold the Apicore business (which consisted of five subsidiaries) for net proceeds to Medicure of approximately US$105 million, as well as additional contingent payments. The funds generated from the sale of Apicore were partially used to repay the Company’s long-term debt.

As can be seen the Company’s revenues and profit before taxes have varied materially over the past 3.5 years.

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Thousands	Jan 1, 2019 to	For the fiscal years ending December 31,
C$ ' '000s	June 30, 2019	2018	2017	2016
Revenues	11,181	29,109	27,133	29,305
Gross Margin	8,790	24,957	23,668	25,584
Gross Margin - %	78.6%	85.7%	87.2%	87.3%

Profit before Taxes	-3,785	4,823	2,437	3,795
Profit before Taxes - %	-33.9%	16.6%	9.0%	12.9%

Due to the funds received from the sale of the Apicore business the Company is in a strong working capital position. As of June 30, 2019, Medicure had no outstanding debt and cash of approximately $45.0 million.

Capital Structure

As at the Valuation Date the Company had 14,804,013 Shares outstanding along with 900,000 warrants with an exercise price of $6.50. Medicure also has 1,457,558 exercisable options issued and outstanding with exercise prices ranging from $0.30 to $7.30.

1.3	Glossary

The following terms are used throughout the Report.

Acute Coronary Syndrome (“ACS”) to the set of conditions which occurs on account of decreasing flow of blood in coronary arteries owing to which the heart muscle is not able to function. There are various symptoms associated with this condition. The most commonly occurring symptom includes chest pain, sweating, and nausea.

Cholesterol is a type of fat found in your blood. Some cholesterol comes from the food you eat, and your liver makes some. Cholesterol can't dissolve in blood, so proteins carry it where it needs to go. These carriers are called lipoproteins. Two types of lipoproteins carry cholesterol to and from cells. One is low-density lipoprotein, or LDL. The other is high-density lipoprotein, or HDL.

Congestive heart failure (“CHF”) is a physiological condition that has an adverse impact on the pumping efficiency of the cardiac muscles. It characterizes the accumulation of fluid around the heart leading to inefficient pumping. The onset of CHF is marked by the failure of the ventricles to pump sufficient volume of blood to the body organs. This eventually leads to deposition of fluid in the lungs, abdomen, liver, and lower body. CHF is treated by a number of devices that maintain heart rhythm, such as pacemakers, cardiac resynchronization therapy (“CRT”), implantable cardioverter defibrillators (“ICD”s), and ventricular assist devices (“VAD”s).

Glycoprotein IIb/IIIa inhibitor (“GPI”) platelets play a central role in thrombotic events in ACS and during percutaneous coronary interventions (“PCI”). Platelet activation occurs through various mechanisms and all culminate in expression of the surface GP IIb-IIIa receptors which mediate their aggregation and thrombosis. GPI remain the most powerful antiplatelet agents by inhibiting this final common pathway of platelet activation. The role of GPI in the treatment of coronary ischemic events has evolved through the past 20 years. Given their potent antiplatelet activity and consistent anti-ischemic benefit in major trials, they were an integral part of antiplatelet – antithrombin portfolio in the treatment of ACS and during PCI over a decade.

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HDL cholesterol can be thought of as the “good” cholesterol. Experts believe that HDL acts as a scavenger, carrying LDL (bad) cholesterol away from the arteries and back to the liver, where the LDL is broken down and passed from the body. But HDL cholesterol does not completely eliminate LDL cholesterol. Only one-third to one-fourth of blood cholesterol is carried by HDL.

Hyperlipidemia is a medical term for abnormally high levels of fats (lipids) in the blood and is often referred to commonly as “high cholesterol”. The two major types of lipids found in the blood are triglycerides and cholesterol. Triglycerides are made when your body stores the extra calories it doesn’t need for energy.

LDL cholesterol is considered the “bad” cholesterol, because it contributes to fatty buildups in arteries (atherosclerosis). This condition narrows the arteries and increases the risk for heart attack, stroke and peripheral artery disease (“PAD”).

Mixed dyslipidemia is defined as elevations in LDL cholesterol and triglyceride (“TG”) levels that are often accompanied by low levels of HDL cholesterol.

Myocardial Infarction (“MI”), commonly known as a heart attack, occurs when a portion of the heart is deprived of oxygen due to blockage of a coronary artery. Coronary arteries supply the heart muscle (myocardium) with oxygenated blood. Without oxygen, muscle cells served by the blocked artery begin to die (infarct). MI occurs when blood flow decreases or stops to a part of the heart, causing damage to the heart muscle. The most common symptom is chest pain or discomfort which may travel into the shoulder, arm, back, neck, or jaw

1.4	Economic Outlook

As currently all of the Company’s sales are in the United States, Evans & Evans focused its economic review on the U.S.

The trade war between the U.S. and China continues to create uncertainty in the market and volatility in the stock market. The trade war and associated uncertainty have lowered business confidence, capital expenditures and earnings growth have slowed, and the U.S. Treasury yield curve is inverted. Many analysts believe a failure of trade talks and a further escalation of tariffs could easily tip the U.S. and global economy into recession.

Ongoing concerns with respect to the US economy led the Federal Reserve to lower interest rates in both July and September.

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The US economy grew by an annualized 2% in the second quarter of 2019, following a 3.1% expansion in the previous three-month period. Downward revisions to personal consumption expenditures and nonresidential fixed investment were primarily offset by upward revisions to state and local government spending and exports. Imports, which are a subtraction in the calculation of GDP, were revised down.

The US unemployment rate decreased to 3.5% in September 2019 from 3.7% in the previous month, lowest rate since December 1969, when it also was 3.5%. Over September 2019, the number of unemployed persons decreased by 275,000 to 5.8 million. The labor force participation rate came in at 63.2%, unchanged from the previous month.

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2.0	VALUATION OPINION

It is the opinion of Evans & Evans, Inc., given the scope of its engagement and with reference to its engagement letter that the fair market value of a Share, as at the Valuation Date (i.e. September 30, 2019), is in the range of $5.77 to $6.44.

A Comprehensive Valuation Report provides the highest level of assurance regarding the valuation conclusion. This Valuation Opinion as well as the entire Report is subject to the scope of the work conducted (refer to section 3.0) as well as the assumptions made (refer to section 5.0) and to all of the other sections of the Report.

3.0	DEFINITION OF MARKET VALUE

For the purposes of our Report, Evans & Evans has been requested by the Company to refer to Multilateral Instrument 61-101 (the “Instrument”). Fair market value as defined in the Instrument is “the monetary consideration that, in an open and unrestricted market, a prudent and informed buyer would pay to a prudent and informed seller, each acting at arm’s length with the other and under no compulsion to act”.

The Instrument definition of fair market value is in line with the Canadian Institute of Chartered Business Valuators definition of fair market value – “the highest price, expressed in terms of cash equivalents, at which property would change hands between a hypothetical willing and able buyer and a hypothetical willing and able seller, acting at arms-length in an open and unrestricted market, when neither is under compulsion to buy or sell and when both have reasonable knowledge of the relevant facts.”

With respect to the market for the shares of a company viewed “en bloc” there are, in essence, as many “prices” for any business interest as there are purchasers and each purchaser for a particular “pool of assets”, be it represented by overlying shares or the assets themselves, can likely pay a price unique to it because of its ability to utilize the assets in a manner peculiar to it. In any open market transaction, a purchaser will review a potential acquisition in relation to what economies of scale (e.g., reduced or eliminated competition, ensured source of material supply or sales, cost savings arising on business combinations following acquisitions, and so on), or “synergies” that may result from such an acquisition. Theoretically, each corporate purchaser can be presumed to be able to enjoy such economies of scale in differing degrees and therefore each purchaser could pay a different price for a particular pool of assets than can each other purchaser.

Based on our experience, it is only in negotiations with such a special purchaser that potential synergies can be quantified and even then, the purchaser is generally in a better position to quantify the value of any special benefits than is the vendor. The shares have been valued initially en bloc.

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4.0	SCOPE OF THE REPORT

The authors of the Report have reached the assessments contained herein by relying on the following:

•	Interviewed management of the Company to gain an understanding of current and planned operations.

•	Reviewed the Company’s website www.medicure.com

•	Reviewed a corporate structure diagram for the Company and the Company’s organization chart.

•	Reviewed the Company’s management-prepared financial statements for the six months ended June 30, 2019. Also reviewed the management-prepared balance sheet for the Company as of August 31, 2019.

•	Reviewed the Company’s financial statements for the year ended December 31, 2018 as audited by PricewaterhouseCoopers LLP of Winnipeg, Canada.

•	Reviewed the Company’s financial statements for the years ended December 31, 2015 to 2017 as audited by Ernst & Young LLP of Winnipeg, Canada.

•	Reviewed the Company’s fully diluted share capitalization table as of September 30, 2019.

•	Reviewed a summary of the Shares purchased by Medicure under a Normal Course Issuer Bid in 2018 and 2019.

•	Reviewed the Company’s Management Discussion and Analysis report for the six months ended June 30, 2019.

•	Reviewed the Company’s 20-F Annual Reports for the years ended December 31, 2017 and 2018.

•	Reviewed the management-prepared financial forecast for the years ending December 31, 2020 to 2023.

•	Reviewed the Company’s press releases for the 18 months preceding the Valuation Date.

•	Reviewed economic data as at the Valuation Date from a variety of sources.

•	Conducted a general review of Medicure and its products from a variety of online sources.

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•	Conducted a review of Sensible Medical from a variety of online sources. On May 28, 2019, Sensible Medical Innovations announced the signing of an agreement with Bayer AG (“Bayer”), making Bayer, Sensible Medical’s largest customer in Europe. Bayer will use ReDS™ technology as an exploratory device-derived biomarker to monitor lung congestion in a clinical trial.

•	Reviewed the Company’s trading price and volume for the period January 1, 2019 to the Valuation Date. As can be seen from the chart below. The Company’s share price has largely been declining and trading volumes have been erratic.

•	Reviewed financial, operating and stock market trading data on the following companies: Theratechnologies Inc.; Liminal Biosciences Inc.; Eastwood Bio-Medical Canada Inc.; Covalon Technologies Ltd.; Devonian Health Group Inc.; Acerus Pharmaceuticals Corporation; Cipher Pharmaceuticals Inc.; Correvio Pharma Corp.; and, HLS Therapeutics Inc.

•	Reviewed information on the Company’s markets from sources including: National Center for Biotechnology Information; Market Study Report, LLC; Allied Market Research; Technavio, LLC; Zion Market Research; Grand View Research, Inc.; GlobalData, LLC; World Health Organisation; American Heart Association; Transparency Market Research; Mordor Intelligence; and the American College of Cardiology.

•	Scope Restriction: Evans & Evans did not undertake a site visit to the Company’s facilities in Manitoba.

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5.0	CONDITIONS OF THE REPORT

•	The Report may be included in public disclosure documents regarding the SIB and may be submitted to the Exchange. The Report may be referenced or included in any information circular provided to Medicure shareholders and may be placed on the Company’s public file on SEDAR.

•	The Report is not intended for submission to any tax authorities or for use in any court proceedings.

•	Any use beyond that defined above is done so without the consent of Evans & Evans and readers are advised of such restricted use as set out above.

•	Evans & Evans did rely only on the information, materials and representations provided to it by the Company. Evans & Evans did apply generally accepted valuation principles to the financial information it did receive from the Company.

•	We have assumed that the information which is contained in the Report, is accurate, correct and complete, and that there are no material omissions of information that would affect the conclusions contained in the Report that the Company is aware of. Evans & Evans did attempt to verify the accuracy or completeness of the data and information available.

•	Should the assumptions used in the Report be found to be incorrect, then the valuation conclusion may be rendered invalid and would likely have to be reviewed in light of correct and/or additional information.

•	Evans & Evans denies any responsibility, financial or legal or other, for any use and/or improper use of the Report however occasioned.

•	Evans & Evans’s assessments and conclusion is based on the information that has been made available to it. Evans & Evans reserves the right to review all information and calculations included or referred to in the Report and, if it considers it necessary, to revise part and/or its entire Report in light of any information which becomes known to Evans & Evans during or after the date of this Report.

•	The Report, and more specifically the assessments and views contained therein, is meant as independent review of the Shares as at September 30, 2019. The authors of the Report make no representations, conclusions, or assessments, expressed or implied, regarding the Company, the Shares or events after the date of which final information was provided to Evans & Evans. The information and assessments contained in the Report pertain only to the conditions prevailing at the time the Valuation Report was substantially completed in September and October of 2019.

•	Evans & Evans as well as all of its Principal’s, Partner’s, staff or associates’ total liability for any errors, omissions or negligent acts, whether they are in contract or in tort or in breach of fiduciary duty or otherwise, arising from any professional services performed or not performed by Evans & Evans, its Principal, Partner, any of its directors, officers, shareholders or employees, shall be limited to the fees charged and paid for the Report. No claim shall be brought against any of the above parties, in contract or in tort, more than two years after the date of the Report.

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6.0	ASSUMPTIONS OF THE REPORT

In arriving at its conclusions, Evans & Evans have made the following assumptions:

1)	An audit of the Company’s financial statements as of June 30, 2019 and balance sheet as of August 31, 2019 would not result in any material changes to the management-prepared financial statements provided to the authors of the Report.

2)	There was no material change in the financial position of the Company between August 31, 2019 and September 30, 2019 unless noted in the Report.

3)	As at the Valuation Date all assets and liabilities of the Company have been recorded in its accounts and financial statements and follow International Financial Reporting Standards.

4)	There has been no material change in the fair value of Medicure’s investment in Sensible Medical since January of 2019.

5)	The Company has satisfactory title to all of its assets, intellectual property and there are no liens or encumbrances on such assets nor have any assets been pledged in any way.

6)	Evans & Evans has assumed that the Company and all of its related parties and its principals have no current and/or other contingent liabilities, unusual contractual arrangements, or substantial commitments, other than in the ordinary course of business, nor litigation pending or threatened, nor judgments rendered against, other than those disclosed by management and included in the Report, (the Report is not a formal fairness opinion) that would affect Evans & Evans’ evaluation or comments.

7)	The Company has complied with all government taxation, import and export and regulatory practices as well as all aspects of its contractual agreements that would have an effect on the Report, and there are no other material agreements entered into by the Company that are not disclosed in the Report.

8)	At the Valuation Date, no specific special purchaser(s) was/were identified that would pay a premium to purchase 100% of the issued and outstanding shares of the Company

This Report is based upon information made available to Evans & Evans and on the assumptions that have been made. Evans & Evans reserves the right to review all information and calculations included or referred to in this Report and, if we consider it necessary, to revise our views in the light of any information which becomes known to us during or after the date of this Report.

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7.0	FINANCIAL HISTORY

The authors of the Report reviewed the management-prepared financial statements for the six months ended June 30, 2019 and the balance sheet as of August 31, 2019. Evans & Evans also reviewed the audited financial statements for the years ended December 31, 2016 to 2018. Evans & Evans has common-sized the results of the Company to indicate trends in Exhibits 1.0 and 2.0.

8.0	FINANCIAL PROJECTIONS

Evans & Evans reviewed the Company’s forecast for the balance of FY 2019 and the years ended December 31, 2020 to 2023. Evans & Evans has summarized and common-sized the forecasts in Exhibit 3.0. More detailed projections are contained in Evans & Evans working paper files.

The financial forecast as outlined in Exhibit 3.0 and Exhibit 6.0 has been redacted at the request of management as the Company does not provide forward-looking guidance.

9.0	TANGIBLE ASSET BACKING

In determining the underlying book value of a company or business, it is useful to view the tangible asset backing (“TAB”) as at the Valuation Date.

The value of a firm’s tangible assets affects a purchaser’s analysis of the risk inherent in investing in that firm. TAB is defined as the aggregate fair market value of all tangible and identifiable intangible assets of a business, where the latter have values that can be separately determined under a going-concern assumption, minus all liabilities. Tangible assets represent the assets required in operations such as fixed assets and working capital net of operating liabilities such as bank debt. Identifiable intangible assets are assets such as patents, trademarks, customer relationships and licenses.

TAB provides insight into the risk associated with the particular investment because, in a worst case scenario, the net tangible assets of the company could be sold. The proceeds realized could then be used to relieve the liabilities of the company and recoup shareholder investment. The TAB also provides an indication of the capital investment required to enter the market. In this case, the TAB provides an indication of the potential financial barrier to entry for new competitors.

The authors of the Report have reviewed the June 30, 2019 balance sheet of the Company and made certain adjustments in order to determine the tangible asset backing of Medicure as at the Valuation Date. The TAB of Medicure was determined to be $34.4 million.

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In determining the TAB of Medicure, Evans & Evans undertook the following:

1.	adjusted the book value of the cash to reflect the amounts payable as a result of the acquisition of the additional rights to ZYPITAMAG™;

2.	adjusted the book value to reflect redundant cash; i.e., excess cash not required for day-to-day operations of the Company;

3.	removed existing intangible assets; and,

4.	deducted the book value of the investment in Sensible Medical as it was determined to be a redundant asset.

The reader is advised to refer to Exhibit 4.0 – Tangible Asset Backing for the detailed calculations.

10.0	REDUNDANT ASSETS

The authors of the Report assessed whether there are any redundancies or redundant assets in the Company. Redundant assets are defined as those assets, which are not required in the day-to-day operation of a business, and accordingly can be liquidated or put to some alternative use without any “financial risk” to the business. The fair market value of a corporation’s redundant assets increases the fair market value of its shares otherwise determined under an Income Approach. This is considered an under-levered financial position. Alternatively, a company’s capital structure may be over-levered when compared to industry norms and would require an equity injection. The degree of over-leverage is considered as negative redundancy and must be adjusted for in determining the company’s fair market value.

In reviewing the Company’s financial position as at the Valuation Date, Evans & Evans did believe a portion of the cash on the balance sheet to be redundant as it is not required for day-to-day operations. Evans & Evans did find that pharmaceutical companies did often have higher cash balances in order to fund research and development programs. Accordingly, Evans & Evans deemed a portion of the cash on the balance sheet to be redundant.

Evans & Evans also considered the investment in Sensible Medical to be redundant as such an investment was not required for day-to-day operations. The Company is not currently receiving dividends from Sensible Medical.

While the Company has no long-term debt on its balance sheet, Evans & Evans did not deem it appropriate to make an adjustment allowing for the Company’s ability to take on debt given losses in FY 2019 and a review of industry averages in the pharmaceutical sector.

EVANS & EVANS, INC.

Comprehensive Valuation Report
Medicure Inc.
October 21, 2019	Page 14

11.0	BUSINESS AND MARKET SUMMARY ASSESSMENTS

In arriving at the valuation conclusions contained herein, the authors of the Report have considered the following assessments.

1.	The Company is not a traditional pharmaceutical development company. Medicure primarily acquires rights to products after they have received some level of FDA approval, thereby reducing the requirement for significant investments in research and development. While such an approach reduces the risk profile of the Company, it also reduces the margins the Company is able to generate.

2.	Medicure is continuing to evaluate additional products in order to reduce the reliance on AGGRASTAT®. This is appropriate.

3.	The Company acquired the initial marketing rights to ZYPITAMAGTM in 2017, but sales have been limited to date as the nature of the original marketing agreement did not provide pricing flexibility. With the acquisition of the product rights in September, the Company is projecting significant growth going forward.

4.	As noted above, the Company does have plans to file ANDAs for two internally developed drugs. Medicure does anticipate generating revenues from these products over the next five years. These internally developed products do have a higher contribution margin than licensed products.

5.	The Company’s revenues and net income has fluctuated over the past four years due to increasing competition for AGGRASTAT® and the sale of the Apicore business. At the same time, the Company has been growing its sales team in anticipation of broadening its product portfolio.

6.	As currently all of the Company’s sales are in the United States, Medicure is exposed to fluctuations in the Canadian – US dollar exchange rate.

7.	While the Company has an internal sales force, the role of these individuals is primarily to generate awareness and demand for the Company’s products from physicians. Sales of the products are made through distributors who have relationships with hospital purchasing department. As a result of selling through distributors, Medicure is reliant on a limited number of distributors. The Company is reliant on three customer accounts for more than 90% of sales of AGGRASTAT® and ZYPITAMAGTM.

8.	In reviewing the market for the Company’s products, Evans & Evans found Medicure is competing against very large, international pharmaceutical companies with greater brand recognition, financial resources and sales / distributions networks.

9.	In its research, Evans & Evans found the three main types of treatments in the myocardial infarction are: Antiplatelet Agents; Glycoprotein IIb/IIIa Inhibitors; and, Antithrombotic Agents. The Company’s products are Glycoprotein IIb/IIIa Inhibitors, but the overall market is dominated by products from a few large, international pharmaceutical companies.

EVANS & EVANS, INC.

Comprehensive Valuation Report
Medicure Inc.
October 21, 2019	Page 15

10.	Evans & Evans found in its research that the availability of favorable reimbursement schemes is one of the critical reasons that will drive the myocardial infarction therapeutics market’s growth. Government agencies and private insurers in developed nations are providing full-time coverage for cardiovascular imaging and acute care and drug therapies such as MI therapeutics to improve the cardiovascular health of the population. This will positively influence the adoption of myocardial infarction therapeutics among healthcare providers and patients.

11.	The Company’s sales of AGGRASTAT® have been impacted by its major competitor coming off patent and lower-priced generics entering the market. This is not unusual. Evans & Evans found in the overall congestive heart failure market that the availability of the generic drugs and lack of end stage pipeline drugs and therapies for congestive heart failure treatment is expected to slow the growth of the market in terms of revenues.

12.	The overall heart treatment market is large. According to a recent report from Market Study Report, LLC, the global myocardial infarction treatment market was valued at US$1,360 million in 2018 and will reach US$2,180 million by the end of 2025, growing at a compound annual growth rate (“CAGR”) of 6.1% from 2019 to 2025.

13.	Major factors that drive the market growth for MI treatments are growth in incidences of cardiovascular diseases as well as hypertension, diabetes, and obesity.

14.	The global myocardial infarction market by distribution channel is classified into hospital pharmacies, hospitals, drug stores, and online drug stores. The Company focuses its efforts on distributors who have strong hospital networks.

15.	Globally, increasing incidence of coronary artery disease and changes in lifestyle, increasing number of smokers, increasing incidence of obesity and lack of exercise are the prime growth drivers of global MI treatment market. In addition, increase in adoption of MI treatment in emerging economies such as China, India and others, will create new opportunities for global myocardial infarction treatment market. Currently, the Company is primarily focused on the US with some sales in Canada.

16.	Geographically North America dominates the global myocardial infarction treatment market, owing to expanding aging population and prevalence of co-morbidities. North America is expected to continue to dominate the market in the short-term. A rise in the geriatric population base and growing cases of heart ailments is the main factor behind the dominance of the North America myocardial infarction treatment market.

17.	The heart failure market is set to rise from around US$3.2 billion in 2015 to US$11.8 billion by 2025, representing a CAGR of 13.7%, according to research and consulting firm GlobalData LLC.

EVANS & EVANS, INC.

Comprehensive Valuation Report
Medicure Inc.
October 21, 2019	Page 16

18.	Congestive heart failure is one of the most common medical conditions that is responsible for the death of people globally. According to the World Health Organisation, around 6.5 million of people are diagnosed with congestive heart failure every year and around 2% of global population are hospitalized due to congestive heart failure.

19.	According to American Heart Association, Heart Disease and Stroke Statistics 2017, congestive heart failure occupies 8.5% of heart diseases in US.

20.	According to the American College of Cardiology, cardiovascular disease accounted for 800,000 deaths in the United States in 2017 alone. Among Americans, an average of one person dies from cardiovascular disease, every 40 seconds.

12.0	METHODOLOGIES

12.1	Overview of Methodologies

In valuing an asset and/or a business, there is no single or specific mathematical formula. The particular approach and the factors to consider will vary in each case. Where there is evidence of open market transactions having occurred involving the shares, or operating assets, of a business interest, those transactions may often form the basis for establishing the value of the company. In the absence of open market transactions, the three basic, generally-accepted approaches for valuing a business interest are:

(a) The Income / Cash Flow Approach;

(b) The Market Approach; and

(c) The Cost or Asset-Based Approach.

A summary of these generally-accepted valuation approaches is provided below.

The Income/Cash Flow Approach is a general way of determining a value indication of a business (or its underlying assets), using one or more methods wherein a value is determined by capitalizing or discounting anticipated future benefits. This approach contemplates the continuation of the operations, as if the business is a “going concern”.

The Market Approach to valuation is a general way of determining a value indication of a business or an equity interest therein using one or more methods that compare the subject entity to similar businesses, business ownership interests and securities (investments) that have been sold. Examples of methods applied under this approach include, as appropriate: (a) the “Guideline Public Company Method”, (b) the “Merger and Acquisition Method”; and (c) analyses of prior transactions of ownership interests in the subject entity.

The Cost Approach is based upon the economic principle of substitution. This basic economic principle asserts that an informed, prudent purchaser will pay no more for an asset than the cost to obtain an opportunity of equal utility (that is, either purchase or construct a similar asset). From an economic perspective, a purchaser will consider the costs that they will avoid and use this as a basis for value. The Cost Approach typically includes a comprehensive and all- inclusive definition of the cost to recreate an asset. Typically, the definition of cost includes the direct material, labor and overhead costs, indirect administrative costs, and all forms of obsolescence applicable to the asset.

EVANS & EVANS, INC.

Comprehensive Valuation Report
Medicure Inc.
October 21, 2019	Page 17

The Asset-Based Approach is adopted where either: (a) liquidation is contemplated because the business is not viable as an ongoing operation; (b) the nature of the business is such that asset values constitute the prime determinant of corporate worth (e.g., vacant land, a portfolio of real estate, marketable securities, or investment holding company, etc.); or (c) there are no indicated earnings/cash flows to be capitalized. If consideration of all relevant facts establishes that the Asset-Based Approach is applicable, the method to be employed will be either a going-concern scenario (“Net Asset Method”) or a liquidation scenario (on either a forced or an orderly basis), depending on the facts.

Lastly, a combination of the above approaches may be necessary to consider the various elements that are often found within specialized companies and/or are associated with various forms of intellectual property.

13.0	VALUATION APPROACH FOR THE SHARES

13.1	Selected Valuation Approaches

With respect to the fair market value of Medicure, Evans & Evans believed it was appropriate to value the Company on a going concern basis. The reason for this is: (1) the Company has had positive cash flows historically; (2) Medicure is generating a fair return on its assets; and, (3) the going concern approach yields a higher value than a liquidation approach.

Given the above, the issue is which going concern approach(es) is most appropriate for estimating the fair market value of the Company as at the Valuation Date. Given the nature and status of Medicure at the Valuation Date as well as the approaches of valuation outlined above, it is the view of the authors of the Report that the most appropriate methods to determine the range of the fair market value of Medicure at the Valuation Date was a Market Approach and an Income Approach.

Evans & Evans used a Guideline Public Company Method considering a multiple of revenues. Evans & Evans considered a Market Approach the most appropriate as it reflects the prices investors are willing to pay for similar companies operating in the pharmaceutical sector.

Evans & Evans also utilized a Discounted Cash Flow (“DCF”) Method in determining the fair market value of the Company. The DCF Method was deemed appropriate given the growth the Company is forecasting going forward from new product introductions.

EVANS & EVANS, INC.

Comprehensive Valuation Report
Medicure Inc.
October 21, 2019	Page 18

13.2	Methods Considered but Not Utilized

Evans & Evans also attempted to use a variety of other confirmation approaches. In this regard, Evans & Evans examined and considered the following traditional valuation approaches, but were unable to use any of them:

(a)	Cost Approach. The Cost Approach is generally appropriate under certain circumstances where an asset is still under development, there is no history of generating cash flows, and future cash flows are so uncertain as to be speculative. A weakness of the Cost Approach is that the cost of the opportunity may bear little relationship to the economic benefits that a purchaser might anticipate deriving from such opportunity upon commercial exploitation of the asset. In the case of Medicure, was inappropriate as the Company’s assets are primarily intangible in nature and are generating revenues.

(b)	Asset Approach. The Asset-Based Approach is generally utilized where either: (i) the company is not deemed to be a going concern; (ii) the nature of the business is such that asset values represent the largest portion of the company’s worth (e.g., real estate holding companies); and, (iii) there are no earnings or cash flow to be capitalized. Evans & Evans did not consider an Asset Approach appropriate given the intangible nature of the Company’s assets.

(c)	Income Approach – Capitalized Cash Flow or Income Method. Given the Company does have a history of generating positive cash flows, Evans & Evans carefully considered the use of a Capitalized Earnings or Cash Flow Method. However, in reviewing Medicure’s historical results and its forecasts going forward, Evans & Evans found the assets generating expected future cash flows varied significantly from the assets that generated the historical results. Accordingly, Evans & Evans believed a DCF Method was a more appropriate method to determine the fair market value as of the Valuation Date.

(d)	Market Approach – Trading Price Method. As the Shares are listed for trading on the Exchange, the authors of the Report carefully considered the use of a Trading Price Method in determining the fair market value of the Shares as at the Valuation Date. The authors of the Report reviewed the trading data for the Shares for the period January 1, 2019 to September 30, 2019. While a period of nine months was reviewed, changes in the Company’s financial results and market conditions resulted in a focus on the 180 trading days preceding the Valuation Date. The authors of the Report found for the 180 trading days preceding the Valuation Date (September 30, 2019) the Shares closed at an average price of $4.42 to $5.55 per Share with a daily average trading volumes of less than 10,000 Shares per day.

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Comprehensive Valuation Report
Medicure Inc.
October 21, 2019	Page 19

	September 27, 2019
Trading Price	Minimum	Average	Maximum
10-Days Preceding	$4.25	$4.42	$4.50
30-Days Preceding	$4.19	$4.46	$4.75
120-Days Preceding	$4.19	$5.13	$6.35
180-Days Preceding	$4.19	$5.55	$6.85

	September 27, 2019
Trading Volume	Minimum	Average	Maximum	Total	%
10-Days Preceding	190	2,071	5,100	18,640	0.1%
30-Days Preceding	0	2,220	11,400	64,389	0.4%
120-Days Preceding	0	7,857	323,400	934,961	6.3%
180-Days Preceding	0	7,085	323,400	1,268,181	8.6%

The authors of the Report deemed it necessary to examine the trading history of the Shares to determine the actual ability of shareholders to realize the implied value of their Shares (i.e., sell). In examining the trading volumes of the Shares over 180 trading days preceding the Valuation Date it is apparent that daily trading volumes are very low. While Shares traded on 165 of the 180 trading days, only 6.3% of the Company’s Shares traded in the 90 days preceding the Valuation Date. Given the limited liquidity in the Shares, the authors deemed the value implied by the Trading Price Method not representative of the fair market value of the Shares as at the Valuation Date.

(c)	Market Approach – Prior Financings. The Company has not completed an equity financing in the 24 months preceding the Valuation Date. Medicure has conducted two normal course issuer bids over the past 21 months. In total the Company has purchased 1,193,200 Shares at an average price of $5.98 before transaction fees.

14.0	VALUATION OF THE SHARES

14.1	Guideline Public Company Method

The Guideline Public Company Method involves identifying stocks that trade freely in the public markets on a daily basis. The objective of the Guideline Public Company Method is to derive multiples to apply to the fundamental financial variables of the subject investment under review. Since the indication of value is based on minority interest transactions, if one is valuing a controlling interest, it may sometimes be necessary to consider applying a premium for control. A discount for lack of marketability may also be appropriate.

Evans & Evans identified nine companies as outlined in Table 1 of Exhibit 5.0 – Guideline Public Company Method as potential guideline companies to use in the valuation of Medicure. The companies selected were pharmaceutical and pharmaceutical marketing companies at the commercialization stage.

The reader of the Report should note that although the guideline companies may not be direct competitors to the Company, they do or may offer similar products and/or services to their target markets and embody similar business, technical and financial risk/reward characteristics that a notional investor would consider as being comparable.

EVANS & EVANS, INC.

Comprehensive Valuation Report
Medicure Inc.
October 21, 2019	Page 20

The four companies outlined in Table 2 were utilized in the analysis as one outlier was removed from the analysis. In addition, Evans & Evans removed companies with significant investments in research and development and a pipeline of proprietary products.

The selected guideline companies were companies with trailing twelve-month (“TTM”) revenues that ranged from $29.3 million to $40.9 million. Evans & Evans used a multiple of enterprise value (“EV”) to TTM revenues as a means of deriving the fair market value of the Company at the Valuation Date. Evans & Evans deemed EV as the appropriate multiple as the Company had a significant cash as of the Valuation Date.

The selected companies had an EV to TTM revenues multiple of 1.5x to 6.1x with an average and median of approximately 3.45x and 3.12x, respectively. As at the Valuation Date, the Company was trading at a multiple below that of its peers.

Evans & Evans selected multiples of 1.7x to 2.0x in calculating the fair market value of the Company. Evans & Evans selected a multiple below the average the Company’s trailing revenues are primarily derived from licensed products. In the view of Evans & Evans, the Company would be expected to be valued below that of its peers due to a lack of proprietary products.

Upon applying the multiple to Medicure’s TTM revenues, Evans & Evans added back the cash on the balance sheet and the redundant assets to arrive at a fair market value of the Company of $99,585,000.

14.3	Discounted Cash Flow Method

As a starting point for the DCF Method, Evans & Evans reviewed the financial projections for the Company for the next four years as outlined in Exhibit 4.0 – Discounted Cash Flow Method of this Report. Evans & Evans believed that a discounted cash flow over the periods from FY2020 – FY2023 was appropriate given the history of revenue generation and the plan for the Company going forward.

The net present value of the cash flows was determined by discounting for business risk and time value of money.

Derivation of a Discount Rate

A discount rate is used to convert a future stream of cash flows into value, whereas a capitalization rate (equal to the discount rate minus the cash flow growth rate) is utilized to convert a single period’s cash flow into value. When utilizing debt-free cash flow, the most appropriate discount rate is Medicure’s weighted average cost of capital (“WACC”), which provides an expected rate of return based on Medicure’s capital structure, the required yield on Medicure’s equity, and the required yield on interest-bearing debt. The reader is advised to refer to Exhibit 8.0 – Weighted Average Cost of Capital for a calculation of the discount rates used in the analysis.

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Comprehensive Valuation Report
Medicure Inc.
October 21, 2019	Page 21

The basic formula for computing WACC can be expressed as follows:

WACC = (ke x We) + (kd x [1-t] x Wd)

Where:

WACC	=	Weighted average cost of capital

ke	=	Corporation’s cost of equity capital

kd	=	Corporation’s cost of debt capital

We	=	Percentage of equity capital in the capital structure

Wd	=	Percentage of debt capital in the capital structure

t	=	Corporation’s effective income tax rate

Based on our independent analysis, and discussions with management, we estimated the market cost of debt to be 6.95%. This pre-tax cost of debt was used in our DCF Method.

The remaining component of WACC, the cost of equity, was derived using the “build-up” method. The method constructs a discount rate by “building up” the components of such a rate. Starting with the risk-free rate prevalent at the Valuation Date, a generic equity risk premium, as well as a company-specific risk premium is then added.

An equity risk premium (“ERP”) of 6.04% was utilized based on the Long Horizon expected ERP (supply side) as document in Duff & Phelps 2018 Valuation Handbook – International Guide to Cost of Capital. The build-up method also incorporates a small stock premium of 5.37% based on the 10th decile (market capitalization between US$2.5 million and US$299.3 million) small stock premium as document in 2018 Valuation Handbook – International Guide to Cost of Capital.

Combining the current long-term government bond yield and the equity provides an estimate of the potential return that investors, in the August 2019 interest rate environment, require for investing in a diversified portfolio of equities. With Canadian bond yields at 1.42% as at the Valuation Date, the implied return requirement for investing in a market basket of publicly traded equities is 12.83%. Evans & Evans included a risk premium of 500 to 800 basis points to reflect Medicure is riskier than the average return of the market to arrive at a cost of equity in the range of 17.9% to 20.9%.

Having estimated rates of return for both the debt and equity components of Medicure’s capital structure, the next step is to weight, at market value, each component based upon the proportion each represents of total capitalization. A capital structure of 20% debt and 80% equity was utilized based on the average debt to equity ratios of the guideline companies. The calculated WACC for Medicure was determined to be in the range of 15.4% to 17.8%.

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Comprehensive Valuation Report
Medicure Inc.
October 21, 2019	Page 22

Upon arriving at the net present value of the cash flows, cash and redundant assets were added back and debt was deducted to arrive at the fair market value of the Company of $89,000,000.

14.3	Fair Market Value per Share

Upon arriving at the fair market value of 100% of the equity of the Company, it was then necessary to determine the fair market value per Share. In the first step, Evans & Evans determined the value per issued and outstanding Share implied by the fair market value of Medicure as outlined in sections 14.1 and 14.2 above and Exhibits 5.0 and 6.0. Thereafter, Evans & Evans determined the number of options and warrants outstanding based on the calculated value per Share to determine the fully diluted number of Shares based on the valuation range. The proceeds from in-the-money options and warrants was added to the calculated fair market value. The adjusted fair market value was then divided by the number of shares issued and outstanding to arrive at the fair market value per share.

Exhibit 7.0 calculates the fair market value of the Company on a per Share basis. The end result is a calculated fair market value of $5.77 to $6.44.

15.0	QUALIFICATIONS AND CERTIFICATION

15.1	Qualifications

The Report preparation, and related fieldwork and due diligence investigations, were carried out by Jennifer Lucas and thereafter reviewed by Michael Evans.

Mr. Michael A. Evans, MBA, CFA, CBV, ASA, Principal, founded Evans & Evans, Inc. in 1989. For the past 32 years, he has been extensively involved in the financial services and management consulting fields in Vancouver, where he was a Vice-President of two firms, The Genesis Group (1986-1989) and Western Venture Development Corporation (1989-1990). Over this period he has been involved in the preparation of over 2,500 technical and assessment reports, business plans, business valuations, and feasibility studies for submission to various Canadian stock exchanges and securities commissions as well as for private purposes. Formerly, he spent three years in the computer industry in Western Canada with Wang Canada Limited (1983-1986) where he worked in the areas of marketing and sales.

Mr. Michael A. Evans holds: a Bachelor of Business Administration degree from Simon Fraser University, British Columbia (1981); a Master’s degree in Business Administration from the University of Portland, Oregon (1983) where he graduated with honors; the professional designations of Chartered Financial Analyst (CFA), Chartered Business Valuator (CBV) and Accredited Senior Appraiser. Mr. Evans is a member of the CFA Institute, the Canadian Institute of Chartered Business Valuators (“CICBV”) and the American Society of Appraisers (“ASA”).

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Comprehensive Valuation Report
Medicure Inc.
October 21, 2019	Page 23

Ms. Jennifer Lucas, MBA, CBV, ASA, Managing Partner, joined Evans & Evans in 1997. Ms. Lucas possesses several years of relevant experience as an analyst in the public and private sector in British Columbia and Saskatchewan. Her background includes working for the Office of the Superintendent of Financial Institutions of British Columbia as a Financial Analyst. Ms. Lucas has also gained experience in the Personal Security and Telecommunications industries. Since joining Evans & Evans Ms. Lucas has been involved in writing and reviewing over 1,500 valuation and due diligence reports for public and private transactions.

Ms. Lucas holds: a Bachelor of Commerce degree from the University of Saskatchewan (1993), a Masters in Business Administration degree from the University of British Columbia (1995). Ms. Lucas holds the professional designations of Chartered Business Valuator and Accredited Senior Appraiser. She is a member of the CICBV and the ASA.

15.2	Certification

The analyses, opinions, calculations and conclusions were developed, and this Report has been prepared in accordance with the standards set forth by the Canadian Institute of Chartered Business Valuators. Evans & Evans was paid a fixed fee for the preparation of the Report. The fee established for the Report has not been contingent upon the value or other opinions presented or the success of the SIB. The authors of the Report have no present or prospective interest in Medicure, and we have no personal interest with respect to the parties involved.

Yours very truly,

EVANS & EVANS, INC.

16.0	RESTRICTIONS AND CONDITIONS

This Report is intended for the purpose stated in section 1.0 hereof and, in particular, is based on the scope of work and assumptions as to results that could reasonably be expected at the Valuation Date.

The authors of the Report advise the reader to carefully review sections on the Conditions of the Report and the Assumptions of the Report to understand the critical assumptions that the Report is based on. It is not to be the basis of any subsequent valuation and is not to be reproduced or used other than for the purpose of this Report without prior written permission in each specific instance.

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Comprehensive Valuation Report
Medicure Inc.
October 21, 2019	Page 24

Evans & Evans reserves the right to review all information and calculations included or referred to in this Report and, if it consider necessary, to revise its views in the light of any information which becomes known to it during or after the date of this Report. The authors of the Report disclaim any responsibility or liability for losses occasioned to Medicure, the Company, their respective investors, shareholders and all other related and other parties including potential investors as a result of the circulation, publication, reproduction or use of this Report or its use contrary to the provisions of this paragraph.

17.0	EXHIBITS

EVANS & EVANS, INC.

Medicure Inc.
Comprehensive Valuation Report
Index of Exhibits
Valuation as of September 30, 2019	FINAL

Exhibit
Number
FINANCIAL STATEMENTS
Historical Balance Sheet	1.0
Historical Income Statements	2.0
Financial Projections	3.0

VALUATION ANALYSIS
Tangible Asset Backing ("TAB")	4.0
Guideline Public Company Method	5.0
Discounted Cash Flow Method	6.0
Fair Market Value per Share	7.0

VALUATION ASSUMPTIONS
Weighted Average Cost of Capital ("WACC")	8.0

EVANS & EVANS, INC.

Medicure Inc.	Exhibit 1.0
Comprehensive Valuation Report
Historical Balance Sheet
Valuation as of September 30, 2019	FINAL

	Management	Audited	Audited	Restated
Thousands	As of August 31,	For the fiscal years ending December 31,			Common Size
(Canadian Dollars)	2019	2018	2017	2016	August 31, 2019	2018	2017	2016
ASSETS
Current Assets
Cash and cash equivalents	43,971	24,139	5,260	12,266	48.2%	23.3%	4.1%	5.7%
Short-term investments	0	47,747	0	12,809	0.0%	46.0%	0.0%	6.0%
Accounts receivable	8,756	10,765	8,588	17,201	9.6%	10.4%	6.7%	8.0%
Consideration receivable	0	0	82,678	0	0.0%	0.0%	64.1%	0.0%
Inventories	8,158	4,239	3,075	12,177	8.9%	4.1%	2.4%	5.7%
Prepaid expenses	3,487	2,697	904	759	3.8%	2.6%	0.7%	0.4%
Assets held for sale	0	0	14,053	0	0.0%	0.0%	10.9%	0.0%
Total Current Assets	64,372	89,587	114,559	55,212	70.6%	86.3%	88.9%	25.7%

Long-term assets
Property and equipment	834	316	222	10,301	0.9%	0.3%	0.2%	4.8%
Goodwill	0	0	0	47,486	0.0%	0.0%	0.0%	22.1%
Intangible assets	8,085	1,705	1,756	100,865	8.9%	1.6%	1.4%	47.0%
Holdback receivable	11,606	11,909	12,069	0	12.7%	11.5%	9.4%	0.0%
Investment in Sensible Medical	6,141	0	0	0	6.7%	0.0%	0.0%	0.0%
Other assets	0	117	0	162	0.0%	0.1%	0.0%	0.1%
Deferred tax assets	124	127	326	701	0.1%	0.1%	0.3%	0.3%

TOTAL ASSETS	91,162	103,761	128,932	214,726	100.0%	100.0%	100.0%	100.0%

LIABILITIES AND EQUITY

Current Liabilities
Short-term borrowings	0	0	0	1,384	0.0%	0.0%	0.0%	0.6%
Accounts payable and accrued liabilities	12,278	14,377	10,371	17,917	13.5%	13.9%	8.0%	8.3%
Income tax payable	419	1,058	2,429	505	0.5%	1.0%	1.9%	0.2%
Accrued transaction costs	0	0	22,361	0	0.0%	0.0%	17.3%	0.0%
Deferred revenue	0	0	0	1,162	0.0%	0.0%	0.0%	0.5%
Current portion of long-term debt	0	0	0	2,884	0.0%	0.0%	0.0%	1.3%
Derivative option on Apicore Class C shares	0	0	0	32,901	0.0%	0.0%	0.0%	15.3%
Liability to repurchase Apicore Class E shares	0	0	0	2,700	0.0%	0.0%	0.0%	1.3%
Liabilities held for sale	0	0	6,976	0	0.0%	0.0%	5.4%	0.0%
Current portion of lease obligation	290	0	0	89	0.3%	0.0%	0.0%	0.0%
Current portion of royalty obligation	1,349	1,496	1,537	2,019	1.5%	1.4%	1.2%	0.9%
Total Current Liabilities	14,336	16,931	43,674	61,561	15.7%	16.3%	33.9%	28.7%

EVANS & EVANS, INC.

Medicure Inc.	Exhibit 1.0
Comprehensive Valuation Report
Historical Balance Sheet
Valuation as of September 30, 2019	FINAL

	As of August 31,	For the fiscal years ending December 31,			Common Size
(Canadian Dollars)	2019	2018	2017	2016	August 31, 2019	2018	2017	2016
Non-current liabilities
Royalty Obligation	1,750	2,035	2,912	3,666	1.9%	2.0%	2.3%	1.7%
Lease obligation	186	0	0	242	0.2%	0.0%	0.0%	0.1%
License fee payable	0	0	502	0	0.0%	0.0%	0.4%	0.0%
Long-term debt	0	0	0	68,180	0.0%	0.0%	0.0%	31.8%
Due to vendor	0	0	0	2,760	0.0%	0.0%	0.0%	1.3%
Fair value of Apicore Series A-1 preferred shares	0	0	0	1,756	0.0%	0.0%	0.0%	0.8%
Deferred tax liability	0	0	0	134	0.0%	0.0%	0.0%	0.1%
Other long-term liabilities	1,170	1,201	1,135	38,143	1.3%	1.2%	0.9%	17.8%

	3,106	3,236	4,549	114,881	3.4%	3.1%	3.5%	53.5%

TOTAL LIABILITIES	17,442	20,167	48,223	176,442	19.1%	19.4%	37.4%	82.2%

Shareholder's equity					0.0%	0.0%	0.0%	0.0%
Share capital	117,055	122,887	125,734	124,700	128.4%	118.4%	97.5%	58.1%
Warrants	1,949	1,949	1,949	2,020	2.1%	1.9%	1.5%	0.9%
Contributed surplus	7,854	7,628	6,897	6,756	8.6%	7.4%	5.3%	3.1%
Accumulated other comprehensive income	253	1,268	673	682	0.3%	1.2%	0.5%	0.3%
Accumulated deficit	(53,391)	(50,138)	(54,544)	(97,965)	-58.6%	-48.3%	-42.3%	-45.6%
Non-controlling interest	0	0	0	2,090	0.0%	0.0%	0.0%	1.0%
TOTAL EQUITY	73,720	83,594	80,709	38,284	80.9%	80.6%	62.6%	17.8%

TOTAL LIABILITIES & EQUITY	91,162	103,761	128,932	214,726	100.0%	100.0%	100.0%	100.0%

Cash-Free Debt-Free Net Working Capital	6,065	770	65,624	(31,424)

Current Ratio	4.5 x	5.3 x	2.6 x	0.9 x

Long Term Debt to Equity Ratio	n/a	n/a	n/a	n/a
Total Debt to Equity	n/a	n/a	n/a	n/a

EVANS & EVANS, INC.

Medicure Inc.	Exhibit 2.0
Comprehensive Valuation Report
Historical Income Statement
Valuation as of September 30, 2019	FINAL

Thousands	Jan 1, 2019 to	For the fiscal years ending December 31,			Jan 1, 2019 to
(Canadian Dollars)	June 30, 2019	2018	2017	2016	June 30, 2019	2018	2017	2016
Revenue	11,181	29,109	27,133	29,305	100.0%	100.0%	100.0%	100.0%

Cost of sales	2,391	4,152	3,465	3,721	21.4%	14.3%	12.8%	12.7%
Gross Margin	8,790	24,957	23,668	25,584	78.6%	85.7%	87.2%	87.3%

Operating expense:
Selling	7,447	19,502	14,868	15,418	66.6%	67.0%	54.8%	52.6%
General and administrative	1,704				15.2%	0.0%	0.0%	0.0%
Research and development	2,102	6,681	5,148	3,630	18.8%	23.0%	19.0%	12.4%
Total operating expense	11,253	26,183	20,016	19,048	100.6%	89.9%	73.8%	65.0%

Operating Profit	(2,463)	(1,226)	3,652	6,536	-22.0%	-4.2%	13.5%	22.3%

Finance (income) expense, net	(372)	(1,061)	837	2,479	-3.3%	-3.6%	3.1%	8.5%
Foreign exchange loss (gain), net	1,694	(6,461)	(175)	262	15.2%	-22.2%	-0.6%	0.9%
Impairment loss	0	0	636	0	0.0%	0.0%	2.3%	0.0%
Revaluation of holdback receivable	0	1,473	(82)	0	0.0%	5.1%	-0.3%	0.0%
	1,322	(6,049)	1,215	2,741	11.8%	-20.8%	4.5%	9.4%

Profit before Taxes	(3,785)	4,823	2,437	3,795	-33.9%	16.6%	9.0%	12.9%

Income Taxes
Current income tax expense (recovery)	(72)	678	(9,393)	501	-0.6%	2.3%	-34.6%	1.7%
Deferred tax expense (recovery)	0	219	333	(331)	0.0%	0.8%	1.2%	-1.1%

Net profit before discontinued operations	(3,713)	3,926	11,497	3,624	-33.2%	13.5%	42.4%	12.4%
Net profit from discontinued operations, net of tax			31,924	23,358	0.0%	0.0%	117.7%	79.7%
Net Profit (Loss)	(3,713)	3,926	43,421	26,983	-33.2%	13.5%	160.0%	92.1%

Other Comprehensive Income (Loss)					0.0%	0.0%	0.0%	0.0%
Translation adjustment attributable to continuing operations	0	594	(30)	(401)	0.0%	2.0%	-0.1%	-1.4%
Translation adjustment attributable to discontinued operations	0	0	22	(22)	0.0%	0.0%	0.1%	-0.1%
Exchange differences on translation of foreign subsidiaries	(1,488)	0	0	0	-13.3%	0.0%	0.0%	0.0%
Revaluation of investment in Sensible Medical	(244)	0	0	0	-2.2%	0.0%	0.0%	0.0%
Total Comprehensive Income (Loss)	(5,445)	4,520	43,412	26,560	-48.7%	15.5%	160.0%	90.6%

EVANS & EVANS, INC.

Medicure Inc.	Exhibit 3.0
Comprehensive Valuation Report
Financial Projections
Valuation as of September 30, 2019	FINAL

	For the fiscal years ending December 31,					Common Size
(Canadian Dollars)	2019	2020	2021	2022	2023	2019	2020	2021	2022	2023	Notes
											(1)
Total Revenue						100.0%	100.0%	100.0%	100.0%	100.0%

Cost of Sales						27.3%	46.7%	49.2%	49.2%	49.2%

Gross Profit						72.7%	53.3%	50.8%	50.8%	50.8%

Operating Expenses
Selling, General & Admin						68.3%	40.1%	32.2%	32.2%	32.2%
Research & Development						14.9%	17.3%	13.8%	13.8%	13.8%
						83.2%	57.4%	46.0%	46.0%	46.0%

EBITDA	(1,193,620)	1,073,891	4,873,156	9,208,328	11,034,729	-5.0%	3.0%	10.0%	10.0%	10.0%

Depreciation and Amortization						5.5%	7.1%	5.2%	0.5%	0.5%

Notes:

(1) Financial Projections provided by Management.  Figures have been redacted as management does not proide external guidance.

EVANS & EVANS, INC.

Medicure Inc.	Exhibit 4.0
Comprehensive Valuation Report
Tangible Asset Backing
Valuation as of September 30, 2019	FINAL

	As of June 30,		Adjusted Tangible
(Canadian Dollars)	2019	Adjustments	Asset Backing	Notes
Assets
Current Assets
Cash	43,971	(24,621)	19,350	(1)
Accounts receivable and accrued income	8,756		8,756	(2)
Inventories	8,158		8,158	(3)
Prepaid expenses	3,487		3,487
Total Current Assets	64,372		39,751

Long-term assets
Property, plant and equipment	834		834	(3)
Intangible assets	8,085	(8,085)	0	(4)
Holdback receivable	11,606		11,606	(5)
Investment in Sensible Medical	6,141	(6,141)	0	(6)
Deferred tax assets	124	(124)	0	(7)

Total Assets	91,162		52,191

Liabilities

Current Liabilities
Accounts payable & accrued liabilities	12,278		12,278
Income taxes payable	419		419
Current portion of lease obligation	290		290
Current portion of royalty obligation	1,349		1,349
Total Current Liabilities	14,336		14,336

Royalty Obligation	1,750		1,750
Lease obligation	186		186
Other long-term liabilities	1,170		1,170

Total Liabilities	17,442		17,442

Assets Less Liabilities	73,720		34,749

Leverage Adjustment			0	(8)
Stub Period Net Loss			(349)	(9)

Tangible Asset Backing			34,400,000

Notes:
(1)	The cash balance was reduced to reflect an acquisition that was finalized post-Valuation Date, but had been negotiated as of the Valuation Date. Evans & Evans also adjusted for redundant cash, i.e., the cash in excess of what is required for operations.

	Acquisition	6,621
	Redundant Cash	18,000	(a)
		24,621

(a)	Cash as of August 31, 2019	43,971
	Less: Acquisition Costs	-6,621
	Less: Stub Period Net Loss	-349	Loss between June 30, 2019 and the Valuation Date
	Less: Projected Loss Balance of 2019	-523
	Net Cash	36,479

	Redundant Cash	18,000

(2)	Assumed to be collectible.
(3)	Fair market value assumed to be equal to book value.
(4)	Intangible assets have been removed from the analysis.
(5)	Funds receivable from the sale of assets. The amount receivable has already been adjusted to reflect a potential claim against the holdback.
(6)	Arms' length investment in a strategic partner. Evans & Evans has assumed the book value is equal to fair market value.
(7)	Evans & Evans removed deferred tax assets which are derived from differences in financial and tax accounting as they do not represent a tangible asset.
(8)	The Company does not currently have the capability to take on debt.
(9)	Adjustment to account for the timing difference between the Valuation Date and the date of the financial statements.
Refer to Note 1(a) above

EVANS & EVANS, INC.

Medicure Inc.	Exhibit 5.0
Comprehensive Valuation Report
Market Approach - Guideline Public Company Method
Valuation as of September 30, 2019	FINAL

Table 1 - Identified Guideline Public Companies (1)

			Market	Enterprise	TTM	TTM	EV/	EV/
Company Name	Ticker	Exchange	Capitalization	Value	Revenue	EBITDA	Revenue	EBITDA
Theratechnologies Inc.	TH	TSE	441	457	57.5	3.9	7.9 x	118.6 x
Liminal BioSciences Inc.	LMNL	TSE	321	242	39.9	-318.4	6.1 x	n/a
Eastwood Bio-Medical Canada Inc.	EBM	TSXV	124	124	1.4	-0.3	89.9 x	n/a
Covalon Technologies Ltd.	COV	TSXV	58	71	34.1	-5.1	2.1 x	n/a
Devonian Health Group Inc.	GSD	TSXV	18	22	7.0	-1.8	3.2 x	n/a
Acerus Pharmaceuticals Corporation	ASP	TSE	27	37	9.1	-16.3	4.1 x	n/a
Cipher Pharmaceuticals Inc.	CPH	TSE	38	43	29.1	8.7	1.5 x	5.0 x
Correvio Pharma Corp.	CORV	TSE	131	169	40.5	-29.4	4.2 x	n/a
HLS Therapeutics Inc.	HLS	TSE	461	541	77.8	21.7	7.0 x	24.9 x

Medicure Inc.	MPH	TSXV	66	22	26.4		0.8 x	n/a

					Average		13.98 x	49.50 x
					Median		4.17 x	24.92 x
				Coefficient of Variance			2.04 x	1.22 x

Table 2 - Selected Guideline Public Companies (1)

			Market	Enterprise	TTM	TTM	EV/	EV/
Company Name	Ticker	Exchange	Capitalization	Value	Revenue	EBITDA	Revenue	EBITDA
Liminal BioSciences Inc.	LMNL	TSE	321	242	39.9	-318.4	6.1 x	n/a
Covalon Technologies Ltd.	COV	TSXV	58	71	34.1	-5.1	2.1 x	n/a
Cipher Pharmaceuticals Inc.	CPH	TSE	38	43	29.1	8.7	1.5 x	5.0 x
Correvio Pharma Corp.	CORV	TSE	131	169	40.5	-29.4	4.2 x	n/a

					Average		3.45 x	5.01 x
					Median		3.12 x	5.01 x
				Coefficient of Variance			0.60 x

(Canadian Dollars)	Low	High
Revenues	26,425,365	26,425,365
Multiple	1.70 x	2.00 x
Enterprise Value	44,923,121	52,850,730

Less: Debt	0	0
Plus: Cash	37,349,750	37,349,750
Plus: Redundant Assets (2)	13,351,000	13,351,000

Fair Market Value of Equity	95,620,000	103,550,000
	99,585,000

Notes:
(1)	Source: Company filings, Yahoo Finance, TMX Money
(2)	At the time of the investment in Sensible Medical, a portion of the investment was attributed to royalty value. Evans & Evans adjusted to the full value of the equity investment

EVANS & EVANS, INC.

Medicure Inc.	Exhibit 6.0
Comprehensive Valuation Report
Income Approach - DCF Method
Valuation as of September 30, 2019	FINAL

		For 3 months		For the fiscal years ending December 31,			Terminal
(Canadian Dollars)	Assumptions	2019	2020	2021	2022	2023	Year	Notes

Revenues								(1)
Growth			50.2%	36.8%	14.5%	-12.2%	3.0%

Cost of sales

Operating expenses

Operating Income Before Tax (EBIT)		(1,404,609)	(1,469,992)	2,329,273	6,664,445	8,490,846	8,745,572
Margin		-22.4%	-4.1%	4.8%	11.9%	17.3%	17.3%

Income tax expense (benefit)	28.0%	-	-	0	288,713	2,377,437	2,448,760	(2)
Net Operating Profit After Tax		(1,404,609)	(1,469,992)	2,329,273	6,375,732	6,113,409	6,296,812

Plus: Depreciation & Amortization								(3)
Less: Capital Expenditures		226,570	226,570	226,570	226,570	226,570	226,570	(4)
Less: Increase / (Decrease) in Working Capital		(2,507,977)	1,786,119	1,966,822	1,063,016	-1,017,344	220,669	(5)
Free Cash Flows		1,529,886	(938,798)	2,679,764	7,630,029	9,448,066	6,076,143

Partial Period		0.25	1.0	1.0	1.0	1.0
Mid Period Convention		0.13	0.75	1.75	2.75	3.75		(6)
Present Value Factor - Low Case	17.8%	0.980	0.884	0.751	0.638	0.542		(7)
Present Value Factor - High Case	15.4%	0.982	0.898	0.779	0.675	0.585

Present Value of Free Cash Flow - Low Case		1,498,700	(830,229)	2,012,571	4,866,419	5,117,466
Present Value of Free Cash Flow - High Case		1,502,595	(843,187)	2,086,507	5,150,168	5,528,534

Total Discounted Cash Flows - Low Case		36,948,407
Total Discounted Cash Flows - High Case		39,658,704				Terminal Year Cash Flow	6,076,143	(8)
						Discount Rate (Average WACC)	16.6%
						Long-Term Growth Rate	3.0%
Less: Debt		-				Capitalization Rate	13.6%
Add: Cash & Cash Equivalents		37,349,750				Terminal Year Value	44,833,117
Add: Redundant Assets		13,351,000				PV Factor - Low Case	0.54
						PV Factor - High Case	0.59
Fair Market Value of Equity - Low Case		87,600,000				PV of Terminal Year Value - Low Case	24,283,481
Fair Market Value of Equity - High Case		90,400,000				PV of Terminal Year Value - High Case	26,234,087

Fair Market Value of Equity - Midpoint (rounded)		89,000,000

Notes:

(1)	Based on Management provided financial projections from 2020 to 2023. Projected Depreciation and Amortization is based on Management provided projections. Operating Expenses for 2019 are based on actual results for the first six months of the year. Revenues and cost of sales for 2019 are based on the Company's forecast.

(2)	Income Tax Calculation		2019	2020	2021	2022	2023	Terminal Year
	EBIT		(1,404,609)	(1,469,992)	2,329,273	6,664,445	8,490,846	8,745,572
	Opening NOL		(5,088,000)	(6,492,609)	(7,962,601)	(5,633,328)	-	-
	NOLs for the period		(1,404,609)	(1,469,992)	-	-	-	-
	NOLs setoff against EBIT		-	-	2,329,273	5,633,328	-	-
	Ending NOLs		(6,492,609)	(7,962,601)	(5,633,328)	-	-	-
	Adjusted EBIT		(1,404,609)	(1,469,992)	-	1,031,118	8,490,846	8,745,572
	Income Tax, Blended Corporate Tax Rate	28.0%	-	-	-	288,713	2,377,437	2,448,760

(3)	Amortization for 2019 to 2023 reflects intangible assets. Over the long-term depreciation has been normalized to the investment in capital assets

(4)	Capital expenditures based on the median over the period 2014 to 2018.	226,570

(5)	Working capital as a percentage of revenues is based on the average of guideline companies actual Cash-Free Debt-Free Working Capital (CFDFWC).

		2019	2020	2021	2022	2023	Terminal Year
Revenues
Actual Cash-Free Debt-Free Net Working Capital	6,065,000	$3,557,023	5,343,142	7,309,963	8,372,979	7,355,635	7,576,304
% of revenue
Incremental Working Capital Investment		(2,507,977)	1,786,119	1,966,822	1,063,016	-1,017,344	220,669

(6)	The discount rate was applied using the mid-year convention. Mid-year convention assumes that cash flows are generated evenly throughout the year, as opposed to in a lump sum at the end of the year. The formula for calculating the discount factors is: 1 / (1 + WACC) ^ y, where y is the period of time (in years) from the Pricing Date to the midpoint of each year in the projections.

(7)	Weighted Average Cost of Capital - See Exhibit 8.0

(8)	Based on the long term growth rate of GDP in the United States.

EVANS & EVANS, INC.

Medicure Inc.	Exhibit 7.0
Comprehensive Valuation Report
Fair Market Value per Share
Valuation as of September 30, 2019	FINAL

(Canadian Dollars)	Low	High
Fair Market Value of Equity	89,000,000	99,585,000
Proceed from In-the-Money Warrants / Options	2,336,140	8,638,746	(1)
	91,336,140	108,223,746

Fully Diluted Shares Outstanding	15,826,946	16,800,421	(1)

Fair Market Value per Share	5.77	6.44

Notes:

(1)	Shares Outstanding	14,804,013
	Warrants Outstanding	900,000
	Exercise Price of Warrants	6.50

	Number of Options	Exercise Price
Options	421,333	1.5
Options	185,000	0.3
Options	41,000	1.9
Options	84,600	1.9
Options	29,000	3.9
Options	73,475	6.16
Options	261,150	7.2
Options	100,000	7.3
Options	262,000	4.95
	1,457,558

	Low	High
In-the-Money Warrants Based on FMV	0	900,000
Proceeds from Warrant Exercise	0	5,850,000

In-the-Money Options Based on FMV	1,022,933	1,096,408
Proceeds from Option Exercise	2,336,140	2,788,746

EVANS & EVANS, INC.

Medicure Inc.	Exhibit 8.0
Comprehensive Valuation Report
Weighted Average Cost of Capital (WACC)
Valuation as of September 30, 2019	FINAL

	Assumptions
Build-Up Method	as of the Valuation Date	Notes
Cost of Debt
Prime rate	3.95%
Premium	3.00%
Cost of Debt	6.95%	(1)

Cost of Equity

	Low	High
Long-term government bond yields	1.53%	1.53%	(2)
Adjusted large cap equity risk premia	6.04%	6.04%	(3)
Small cap equity risk premia	5.37%	5.37%	(4)
Industry specific risk premium	2.00%	3.00%	(5)
Company specific risk and growth premium	3.00%	5.00%	(6)
Required equity return to induce investment	17.9%	20.9%

Capital Structure:			(7)
Debt	20%
Equity	80%

Tax Rate	28.0%		(8)

Weighted Average Cost of Capital:

Cost of Debt (1-tax rate) (Debt /Total Capital) + Cost of Equity (Equity/Total Capital)

	Low	High
Weighted Average Cost of Capital	15.4%	17.8%

Selected Weighted Average Cost of Capital	15.4%	17.8%

Notes:
(1)	Evans & Evans selected and utilized a premium of 3.00% over the prime rate of 3.95% to estimate the cost of debt for the Company.
(2)	Government of Canada Benchmark Long-Term Bond Yield as of the Valuation Date.
(3)	Long Horizon expected ERP (supply side), Source: Duff & Phelps 2018 Valuation Handbook – International Guide to Cost of Capital.
(4)	10th decile Small Stock Premium. Source: 2018 Valuation Handbook – International Guide to Cost of Capital.
(5)	Represents the additional risk faced by companies by virtue of operating in the pharmaceutical marketing industry.
(6)	Company specific risk relates to risks faced by the Company specific to revenue generation and margins.
(7)	Based on the capital structure of the guideline public companies.
(8)	Based on the Company's blended expected tax rate.

EVANS & EVANS, INC.

OFFICES OF THE DEPOSITARY, COMPUTERSHARE TRUST COMPANY OF CANADA, FOR THIS OFFER:

By Mail

P.O. Box 7021
31 Adelaide St E
Toronto, ON M5C 3H2
Attention: Corporate Actions

By Registered Mail, Hand or by Courier

100 University Avenue
8th Floor
Toronto, ON M5J 2Y1
Attn: Corporate Actions

Toll Free: 1-800-564-6253
E-Mail: corporateactions@computershare.com

Any questions or requests for assistance may be directed to the Depositary at the addresses and telephone number specified above. Shareholders also may contact their broker, commercial bank or trust company for assistance concerning the Offer. Additional copies of the Offer to Purchase and the Letter of Acceptance and Transmittal may be obtained from the Depositary.